Exhibit 10.2(1)

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

CREDIT SUISSE, NEW YORK BRANCH, as administrative agent (“Administrative Agent”)

FIELDSTONE INVESTMENT CORPORATION, as seller (“Seller”),

FIELDSTONE MORTGAGE COMPANY, as seller (“Seller”) and

THE SEVERAL CONDUIT BUYERS AND COMMITTED BUYERS PARTY HERETO FROM TIME TO TIME

Dated November 8, 2005

TABLE OF CONTENTS

1.	Applicability

2.	Definitions

3.	Program; Initiation of Transactions

4.	Repurchase

5.	Price Differential

6.	Margin Maintenance

7.	Income Payments

8.	Security Interest

9.	Payment and Transfer

10.	Conditions Precedent

11.	Program; Costs; Illegality

12.	Servicing

13.	Representations and Warranties

14.	Covenants

15.	Events of Default

16.	Remedies Upon Default

17.	Reports

18.	Repurchase Transactions

19.	Single Agreement

20.	Notices and Other Communications

21.	Entire Agreement; Severability

22.	Non assignability

23.	Set-off

i

24.	Binding Effect; Governing Law; Jurisdiction

25.	No Waivers, Etc.

26.	Intent

27.	Disclosure Relating to Certain Federal Protections

28.	Power of Attorney

29.	Buyers and Administrative Agent May Act Through Affiliates

30.	Indemnification; Obligations

31.	Counterparts

32.	Confidentiality

33.	Recording of Communications

34.	Reserved

35.	No Proceedings; Waiver of Setoff

36.	Periodic Due Diligence Review

37.	Authorizations

38.	Acknowledgement Of Anti-Predatory Lending Policies

39.	Documents Mutually Drafted

40.	General Interpretive Principles

41.	The Administrative Agent

42.	Wire Instructions

43.	Joint and Several

44.	Amendments and Waivers

SCHEDULES

Schedule 1 - Representations and Warranties with Respect to Purchased Mortgage Loans

Schedule 2 – Authorized Representatives

ii

EXHIBITS

Exhibit A – Form of Transaction Request

Exhibit B – Form of Purchase Confirmation

Exhibit C – Form of Mortgage Loan Schedule

Exhibit D – Form of Officer’s Compliance Certificate

Exhibit E – Reserved

Exhibit F – Form of Opinion of Sellers’ counsel

Exhibit G – Underwriting Guidelines

Exhibit H – Officer’s Certificate of the Sellers and Corporate Resolutions of Sellers

Exhibit I – Sellers’ Tax Identification Number

Exhibit J – Existing Indebtedness

Exhibit K - Escrow Instruction Letter

Exhibit L – Reserved

Exhibit M – Form of Servicer Notice

Exhibit N – Commitments

Exhibit O – Mortgage Loan Reports

iii

PRELIMINARY STATEMENTS

WHEREAS, FIC entered into that certain Funding Agreement dated as of July 25, 2005 by and among FIC, Fieldstone Investment Funding, LLC, Credit Suisse, New York Branch, as Facility Agent, and the several conduit lenders, committed lenders and group agents party hereto from time to time (the “Facility”); and

WHEREAS, FIC intends to replace the Facility with this Agreement upon entering into the Program Agreements.

1.     Applicability

From time to time the parties hereto may enter into transactions in which a Seller agrees to transfer to Buyers Mortgage Loans (as hereinafter defined) against the transfer of funds by Buyers, and each Conduit Buyer may, at its option, and such Conduit Buyer’s related Committed Buyers shall be obligated to, transfer to such Seller such Mortgage Loans at a date certain or on demand, against the transfer of funds by such Seller.  This Agreement is a commitment by Committed Buyers to engage in the Transactions as set forth herein up to the Maximum Committed Purchase Price; provided, that the Committed Buyers shall have no commitment to enter into any Transaction requested which would result in the aggregate Purchase Price of then outstanding Transactions to exceed the Maximum Committed Purchase Price.  No more than one (1) Transaction shall be made by the Buyers on any Business Day.  Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.

2.     Definitions

All capitalized terms used herein but not defined shall have the meanings set forth in the Custodial Agreement.  Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Acceptable SPV” means a Person which issues Structured Securities Debt.

“Acceptable State” means any state acceptable pursuant to Sellers’ Underwriting Guidelines.

“Accepted Servicing Practices” means, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Act of Insolvency” means, with respect to any Person or its Affiliates, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or an Affiliate or any substantial part of the property of either; (iii) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (v) the admission by such party or an Affiliate of such party of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.

“Administrative Agent” means Credit Suisse, New York Branch or any affiliate or successor thereto.

“Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agency” means Freddie Mac, Fannie Mae or GNMA, as applicable.

“Agency Security” means a mortgage-backed security issued by an Agency.

“Agreement” means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Alpine” means Alpine Securitization Corp., a Delaware corporation, and its permitted successors and assigns.

“Appraised Value” means the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Asset Tape” means a remittance report on a monthly basis or requested by Administrative Agent pursuant to Section 17d hereof containing servicing information, including, without limitation, those fields reasonably requested by Administrative Agent from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Mortgage Loans serviced by Sellers or any Servicer for the month (or any portion thereof) prior to the Reporting Date.

“Asset Value” shall have the meaning set forth in the Pricing Side Letter.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to Buyers.

“Available Collections” means, on any date of determination, all Collections, together with any investment income from funds on deposit in the Collection Account; provided that, Available Collections shall not include any Collections that have been set aside or removed by the Servicer solely in payment of the Servicer’s accrued and unpaid servicing fee.

“Bailee Letter” has the meaning assigned to such term in the Custodial Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“Bid” has the meaning set forth in Section 4(c) hereof.

“BPO” means an opinion of the fair market value of a Mortgaged Property given by a licensed real estate agent or broker which generally includes three comparable sales and three comparable listings.

“Business Day” means any day other than (A) a Saturday or Sunday and (B) a public or bank holiday in New York City.

“Buydown Amount” has the meaning set forth in Section 5(c) hereof.

“Buyers” means, at any time, any of the Conduit Buyers and the Committed Buyers.

“Buying Group” means, at any time, a group consisting of a Conduit Buyer and such Conduit Buyer’s related Committed Buyers and the Administrative Agent.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means  (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of the Administrative Agent or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of the Administrative Agent or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by

Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by the Administrative Agent or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” means:

(A)          any transaction or event as a result of which (i) any Person or Persons own, beneficially or of record, at least 15% of the outstanding stock of FIC or (ii) FIC shall cease to own, directly or indirectly, 100% of any of its Subsidiaries; or

(B)           the sale, transfer, or other disposition of all or substantially all of a Seller’s assets (excluding any such action taken in connection with any securitization transaction in the ordinary course of business) except the sale, transfer or other disposition of substantially all of FMC’s assets to FIC.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Account” means one or more accounts established by the Servicer for the benefit of Buyers, into which all collections and proceeds on or in respect of the Mortgage Loans shall be deposited by Servicer.

“Collections” means, with respect to any Mortgage Loan, all cash collections and other proceeds of such Mortgage Loan and Repurchase Assets with respect thereto.

“Combined Loan to Value Ratio” or “CLTV” means, with respect to any Second Lien Mortgage Loan, the sum of the original principal balance of such Mortgage Loan and the outstanding principal balance of any related first lien as of the date of origination of the Mortgage Loan, divided by the Appraised Value of the Mortgaged Property as of the origination date.

“Commercial Paper” means the short-term promissory notes of a Conduit Buyer issued by such Conduit Buyer in the commercial paper market.

“Committed Buyer” means any Person that becomes a party to the Repurchase Agreement as a “Committed Buyer” hereunder.

“Commitment” means, at any time with respect to each Committed Buyer, the amount set forth opposite such Committed Buyer’s name on Exhibit N hereto (as such Exhibit N may be amended, supplemented or otherwise modified and in effect).

“Conduit Assignee” means any special purpose vehicle issuing indebtedness in the commercial paper market that is administered by Administrative Agent or one of its Affiliates and is rated at least A-1 by S&P and P-1 by Moody’s.

“Conduit Buyer” means any Person that becomes a party to the Repurchase Agreement as a “Conduit Buyer” hereunder.

“Consolidated Adjusted Tangible Net Worth” means, for the Sellers, the amount that would, in conformity with GAAP, equal the stockholder’s equity included on the balance sheet of the Sellers and their Subsidiaries, plus any preferred stock not already included in the calculation of stockholder’s equity, plus any Indebtedness of the Sellers and their Subsidiaries that is fully subordinated to any obligations arising under this Repurchase Agreement, plus other comprehensive loss arising from the FASB 133, minus any intangibles or goodwill (as defined under GAAP), minus any advances between the Sellers and their Affiliates (other than consolidated subsidiaries or between FIC and FMC), minus any loans or advances to officers or directors of the Sellers (as reported under GAAP), minus other comprehensive income arising from FASB 133; provided, however, that the non-cash effect (gain or loss) of any mark-to-market adjustments made directly to stockholder’s equity for fluctuation of the value of financial instruments as mandated under FASB 133 shall be excluded from the calculation of Consolidated Adjusted Tangible Net Worth.

“CP Disruption Event” means the inability of any Conduit Buyer to raise (whether as a result of a prohibition or any other event or circumstance whatsoever) funds through the issuance of commercial paper notes in the United States commercial paper market, including by virtue of (i) any disruption in the commercial paper market, (ii) insufficient availability under any enhancement facility entered into by any Conduit Buyer with respect to this Agreement or (iii) a downgrade of the rating of one or more financial institutions extending credit to or for the account of any Buyer.

“Credit Grade” means, with respect to a Mortgagor, the risk category for such Mortgagor as determined in accordance with the Underwriting Guidelines.

“Custodial Agreement” means the custodial agreement dated as of the date hereof, among Sellers, Administrative Agent and Custodian as the same may be amended from time to time.

“Custodial Fee” means the fee payable by the Sellers to the Custodian pursuant to the Custodial Agreement.

“Custodial Mortgage Loan Schedule” has the meaning assigned to such term in the Custodial Agreement.

“Custodian” means Wells Fargo Bank, National Association or such other party specified by Administrative Agent and agreed to by Sellers, which approval shall not be unreasonably withheld.

“Defaulted Mortgage Loan” means a Mortgage Loan (i) as to which any scheduled payment, or part thereof, remains unpaid for sixty (60) days or more from the original scheduled due date for such payment; (ii) as to which an Act of Insolvency has occurred and is continuing with respect to the Mortgagor thereof; (iii) as to which the related Mortgagor has failed to pay in full the first scheduled payment thereunder; (iv) which has been identified by a Seller or the Servicer as uncollectible; (v) which, consistent with the Underwriting Guidelines and the Accepted Servicing Practices, has been or should be written off as uncollectible; or (vi) as to which the related Mortgagor is otherwise in default thereunder; provided that any Mortgage

Loan as to which any scheduled payment remains unpaid in full after the scheduled due date therefor for more than thirty (30) days, but less than sixty (60) days, shall not constitute a Defaulted Mortgage Loan unless such Mortgage Loan is otherwise a Defaulted Mortgage Loan for a reason described in clauses (i)-(v) above.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Effective Date” means the date upon which the conditions precedent set forth in Section 10 shall have been satisfied.

“Electronic Tracking Agreement” means an Electronic Tracking Agreement among Administrative Agent, Sellers, MERS and MERSCORP, Inc., to the extent applicable as the same may be amended from time to time.

“Eligible Subservicer” means JPMorgan Chase Home Finance LLC Bank, National Association, or such other Person as may be approved in writing as a subservicer of Mortgage Loans by the Administrative Agent (acting at the direction of the Committed Buyers).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which a Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which a Seller is a member.

“Escrow Instruction Letter” means the Escrow Instruction Letter from Sellers to the Settlement Agent, in the form of Exhibit K hereto, as the same may be modified, supplemented and in effect from time to time.

“Escrow Payments” means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” has the meaning specified in Section 15 hereof.

“Existing Indebtedness” has the meaning specified in Section 13(a)(24) hereof.

“Facility Outstanding Principal” means, at any time, the aggregate outstanding principal balance of all Mortgage Loans sold to the Buyers by the Sellers.

“Fannie Mae” means Fannie Mae, the government sponsored enterprise formerly known as the Federal National Mortgage Association.

“FASB 133” means the Statement of Financial Accounting Standards No. 133, or any successor statement thereto.

“FHA” means the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FIC” means Fieldstone Investment Corporation, a Maryland corporation, and its permitted successors and assigns.

“FICO” means Fair Isaac & Co., or any successor thereto.

“Fidelity Insurance” means insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Sellers’ regulators.

“Fitch” means Fitch Ratings, Inc., or any successor thereto.

“Fixed Rate Mortgage Loan” means a Mortgage Loan that bears interest at a single fixed rate for its entire term.

“Floating Rate Mortgage Loan” means a Mortgage Loan that is not a Fixed Rate Mortgage Loan.

“FMC” means Fieldstone Mortgage Company, a Maryland corporation, or its permitted successors and assigns.

“Foreclosed Loan” means a Mortgage Loan, the property securing which has been foreclosed upon by a Seller.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“Full Documentation” means, with respect to a Mortgage Loan, that the related Mortgagor has provided the highest level of information to the applicable Seller about its assets, liabilities, income, credit history and employment history, as determined for “full documentation” in accordance with the Underwriting Guidelines.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

“GNMA” means the Government National Mortgage Association and any successor thereto.

“Government Securities” means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over any Seller or Buyer, as applicable.

“Gross Margin” means, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Administrative Agent.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“High Cost Mortgage Loan” means a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“Income” means with respect to any Purchased Mortgage Loan at any time until repurchased by a Seller, any principal received thereon or in respect thereof and all interest, dividends or other distributions thereon.

“Indebtedness” means, for any Person, such Person’s:  (a) obligations for borrowed money; (b) obligations representing the deferred purchase price of Property other than accounts payable arising in the ordinary course of such Person’s business on terms customary in the trade; (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person; (d) obligations that are evidenced by notes, acceptances, or other instruments; (e) obligations under repurchase agreements, sale/buy-back agreements or like arrangements; (f) obligations (contingent or otherwise) of such Person in respect of letters of credit for the account of such Person; and (g) Capital Lease Obligations.

“Index” means, with respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the applicable Mortgage Interest Rate.

“Interest Only Adjustment Date” means, with respect to each Interest Only Loan, the date, specified in the related Mortgage Note on which the Monthly Payment will be adjusted to include principal as well as interest.

“Interest Only Loan” means a Mortgage Loan which only requires payments of interest for a period of time specified in the related Mortgage Note.

“Interest Rate Adjustment Date” means the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Interest Rate Protection Agreement” means, with respect to any or all of the Purchased Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller and an Affiliate of Buyers or such other party acceptable to Administrative Agent in its sole discretion, which agreement is acceptable to Administrative Agent in its sole discretion.

“Jumbo Mortgage Loan” means an A quality first lien Mortgage Loan which is not eligible for sale to an Agency.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“LIBOR” means for each day, the rate of interest (calculated on a per annum basis) equal to the overnight British Bankers Association Rate as reported on the display designated as “BBAM” “Page DG8 4a” on Bloomberg (or such other display as may replace “BBAM” “Page DG8 4a” on Bloomberg) on such date of determination, and if such rate shall not be so quoted, the rate per annum at which Administrative Agent or an Affiliate is offered Dollar deposits at or about 11:00 a.m., (New York City time), on such day, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its loans are then being conducted for delivery on such day for an overnight period, and in an amount comparable to the amount of the Purchase Price of Transactions to be outstanding on such day.

“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance; provided, however, that a Lien shall not include Permitted Liens.

“Loan to Value Ratio” or “LTV” means the ratio of (i)(a) with respect to any first lien Mortgage Loan, the original outstanding principal amount of such Mortgage Loan and (b) with respect to any Second Lien Mortgage Loan, the outstanding principal amount of any related first lien as of the date of origination of such Mortgage Loan, to (ii) the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 12 months of the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.

“Margin Call” has the meaning specified in Section 6(a) hereof.

“Margin Deadline” has the meaning specified in Section 6(b) hereof.

“Margin Deficit” has the meaning specified in Section 6(a) hereof.

“Market Value” means, with respect to any Purchased Mortgage Loan as of any date of determination, the whole-loan servicing released fair market value of such Purchased Mortgage Loan on such date as determined by Administrative Agent (or an Affiliate thereof) in its good faith discretion.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Servicer or the Sellers, taken as a whole; (b) a material impairment of the ability of any of the Sellers or the Servicer to perform under any Program Agreement; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against Sellers or the Servicer.

“Maximum Aggregate Purchase Price” shall have the meaning set forth in the Pricing Side Letter.

“Maximum Committed Purchase Price” means, at any time, the sum of the Commitments of the Committed Buyers then in effect.

“Maximum Group Purchase Price” shall have the meaning set forth in the Pricing Side Letter.

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS System” means the system of recording transfers of mortgages electronically maintained by MERS.

“Monthly Payment” means the scheduled monthly payment of principal and/or interest on a Mortgage Loan.

“Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage File” means, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in Exhibit F to the Custodial Agreement.

“Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Interest Rate Cap” means, with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

“Mortgage Loan” means any closed-end, fixed or floating-rate, first lien or Second Lien Mortgage Loan, on a one-to-four-family residential mortgage or home equity loan evidenced by a promissory note and secured by a mortgage, which Mortgage Loan has closed and been funded by a Seller, and which satisfies the requirements set forth in the Underwriting Guidelines and Section 13(b) hereof; provided, however, that, except as expressly approved in writing by Administrative Agent, Mortgage Loans shall not include any “high-LTV” loans (i.e., a mortgage loan having a loan-to-value ratio in excess of 100% or in excess of such lower percentage set forth in the Underwriting Guidelines or with respect to Second Lien Mortgage Loans, a combined loan-to value ratio, in excess of the lower of (i) the percentage specified in the Underwriting Guidelines or (ii) 100%) or any High Cost Mortgage Loans and; provided, further, that the origination date with respect to such Mortgage Loan is no earlier than thirty (30) days prior to the related Purchase Date.

“Mortgage Loan Documents” means the documents in the related Mortgage File to be delivered to the Custodian.

“Mortgage Loan Schedule” means with respect to any Transaction as of any date, a mortgage loan schedule in the form of either (a)  Exhibit C attached hereto or (b) a computer tape or other electronic medium generated by a Seller, and delivered to Administrative Agent and Custodian, which provides information (including, without limitation, the information set forth on Exhibit C attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to Administrative Agent.

“Mortgage Loan Schedule and Exception Report” has the meaning assigned to such term in the Custodial Agreement.

“Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” means the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by a Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” means, for any period and any Person, the net income of such Person for such period as determined in accordance with GAAP.

“Net Worth” means, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Non-Utilization Fee” shall have the meaning set forth in the Pricing Side Letter.

“Notice Date” has the meaning given to it in Section 3(b) hereof.

“Obligations” means (a) all of Sellers’ indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Price Differential Payment Date, and other obligations and liabilities, to Buyers, their Affiliates or Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums paid by Buyers or on behalf of Buyers in order to preserve any Purchased Mortgage Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Sellers’ indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Mortgage Loan, or of any exercise by Buyers of their rights under the Program Agreements, including, without limitation, attorneys’ fees and disbursements and court costs; and (d) all of Sellers’ indemnity obligations to Buyers or Custodian or both pursuant to the Program Agreements.

“OFAC” has the meaning set forth in Section 13(a)(28) hereof.

“Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Outstanding Principal Balance” means, with respect to any Mortgage Loan at any time, the then outstanding principal amount thereof.

“Participation Percentage” means, with respect to any Buyer at any time, a fraction, expressed as a percentage, the numerator of which is such Buyer’s pro rata share of the aggregate outstanding Purchase Price at such time, as determined by the Administrative Agent, and the denominator of which is the aggregate outstanding Purchase Price of all Buyers at such time.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Guarantee Obligations” means (a) mortgage, repurchase and warehouse facilities whereby Sellers are jointly and severally liable thereunder; (b) mortgage repurchase and warehouse facilities or other ordinary course transactions whereby FIC guarantees the obligations of any of its Subsidiaries thereunder; and (c) the obligations of either Seller pursuant to surety bonds required in connection with state licensing and branch offices.

“Permitted Liens” means (i) liens of current real property taxes and assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the Seller and which does not adversely affect the Appraised Value of the Mortgaged Property, (iii) in the case of a Mortgaged Property that is a condominium or an individual unit in a planned unit development, liens for common charges permitted by statute, (iv) other matters to which like properties are commonly subject, which do not, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the related Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

 “Plan” means an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post Default Rate” shall have the meaning set forth in the Pricing Side Letter.

“Price Differential” means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate for such Transaction and (B) the Purchase Price for such Transaction, calculated daily on the basis of a 360-day year for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination.

“Price Differential Payment Date” means, with respect to a Purchased Mortgage Loan, the 5th day of the month following the related Purchase Date and each succeeding 5th day of the month thereafter; provided, that, with respect to such Purchased Mortgage Loan, the final Price Differential Payment Date shall be the related Repurchase Date; and provided, further, that if any such day is not a Business Day, the Price Differential Payment Date shall be the next succeeding Business Day.

“Pricing Rate” shall have the meaning set forth in the Pricing Side Letter.

“Pricing Side Letter” means that certain Pricing Side Letter, dated as of the date hereof, between the Administrative Agent and the Sellers, as the same may be amended from time to time.

“Principal” has the meaning given to it in Annex I.

“Program Agreements” means, collectively, the Pricing Side Letter, the Servicing Agreement, if any, the Servicer Notice, if any, the Custodial Agreement, this Agreement and the Electronic Tracking Agreement, if entered into.

“Prohibited Person” has the meaning set forth in Section 13(a)(28) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Confirmation” means a confirmation of a Transaction, in the form attached as Exhibit B hereto.

“Purchase Date” means the date on which Purchased Mortgage Loans are to be transferred by the applicable Seller to Buyers.

“Purchase Price” means the price at which each Purchased Mortgage Loan is transferred by the applicable Seller to Buyers, which shall equal:

(i) on the Purchase Date, the Asset Value of the Purchased Mortgage Loan on such date; and

(ii) on any day after the Purchase Date, except where Administrative Agent and the Sellers agree otherwise, the amount determined under the immediately preceding clause (i) decreased by the amount of any cash applied to reduce the Sellers’ obligations under clause (ii) of Section 4(b) hereof or under Section 6 hereof.

“Purchase Price Percentage” shall have the meaning set forth in the Pricing Side Letter.

“Purchased Mortgage Loans” means the collective reference to Mortgage Loans together with the Repurchase Assets related to such Mortgage Loans transferred by the applicable Seller to Buyers in a Transaction hereunder, listed on the related Mortgage Loan Schedule attached to the related Transaction Request, which such Mortgage Loans the Custodian has been instructed to hold pursuant to the Custodial Agreement.

“Qualified Insurer” means a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

“Qualified Originator” means an originator of Mortgage Loans which is acceptable under the Underwriting Guidelines.

“Rating Agency” means each of Moody’s, S&P or Fitch or any successor thereof.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Sellers or any other person or entity with respect to a Purchased Mortgage Loan.  Records shall include the

Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

“REO Property” means real property acquired by a Seller, including a Mortgaged Property acquired through foreclosure of a Mortgage Loan or by deed in lieu of such foreclosure.

“Reporting Date” means the 5th day of each month or, if such day is not a Business Day, the next succeeding Business Day.

“Repurchase Assets” has the meaning assigned thereto in Section 8 hereof.

“Repurchase Date” means the earlier of (i) the Termination Date, (ii) the date set forth in the applicable Purchase Confirmation or (iii) the date determined by application of Section 16 hereof.

“Repurchase Price” means the price at which Purchased Mortgage Loans are to be transferred from Buyers to Sellers upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the accrued but unpaid Price Differential as of the date of such determination.

“Request for Certification” means a notice sent to the Custodian reflecting the sale of one or more Purchased Mortgage Loans to Buyers hereunder.

“Required Committed Buyers” means, at any time, Committed Buyers having Commitments at least equal to 66 2/3% of the Maximum Committed Purchase Price, or, if the Commitments have been terminated, having at least 66 2/3% of the Purchase Price outstanding with respect to Transactions hereunder.

“Requirement of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person, or, with respect to any certificates to be provided to Buyer hereunder, any of the chief executive officer, the chief financial officer or the treasurer or such Person.

“S&P” means Standard & Poor’s Ratings Services, or any successor thereto.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Second Lien Mortgage Loan” means a Mortgage Loan secured by a second lien on the related Mortgaged Property.

“Seller” means each of (i) Fieldstone Investment Corporation, a Maryland corporation, or its permitted successors and assigns and (ii) Fieldstone Mortgage Company, a Maryland corporation, or its permitted successors and assigns.

“Servicer” means any servicer approved by Administrative Agent in its sole discretion, which may be a Seller.

“Servicer Advance” has the meaning specified in Section 7(g) hereof.

“Servicer Notice” means the notice acknowledged by the Servicer substantially in the form of Exhibit M hereto.

“Servicing Agreement” means any servicing agreement entered into among Sellers, Servicer, and/or Eligible Subservicer as the same may be amended from time to time.

 “Settlement Agent” means, with respect to any Transaction the subject of which is a Wet-Ink Mortgage Loan, the entity approved by Administrative Agent, in its sole good-faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated.  A Settlement Agent is deemed approved unless Administrative Agent notifies Sellers otherwise at any time electronically or in writing.

“SIPA” means the Securities Investor Protection Act of 1970, as amended from time to time.

“Structured Securities Debt” means any Indebtedness incurred by an Acceptable SPV, provided that (i) such Indebtedness is non-recourse to any shareholder or equity owner of such Acceptable SPV, (ii) such Indebtedness is publicly issued or privately placed pursuant to a 144(a) offering and (iii) such Indebtedness is rated by at least one of the Rating Agencies.

“Subordinated Debt” means, Indebtedness of Sellers which is (i) unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (iii) the payment of the principal of and interest on such Indebtedness and other obligations of Sellers in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all other obligations and liabilities of Sellers to Buyers hereunder on terms and conditions approved in writing (which may be by facsimile or electronic mail) by Administrative Agent and all other terms and conditions of which are satisfactory in form and substance to Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Termination Date” shall have the meaning set forth in the Pricing Side Letter.

“Test Period” means any calendar quarter.

“Transaction” has the meaning set forth in Section 1 hereof.

“Transaction Request” means a request from a Seller to Administrative Agent, in the form attached as Exhibit A hereto, to enter into a Transaction.

“Trust Receipt and Certification” means, with respect to any Transaction as of any date, a receipt and certification in the form attached as an exhibit to the Custodial Agreement.

“Underwriting Guidelines” means the standards, procedures and guidelines of the Sellers for underwriting and acquiring Mortgage Loans, which are set forth in the written policies and procedures of the Sellers, a copy of which is attached hereto as Exhibit G and such other guidelines as are identified and approved in writing by Administrative Agent.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“VA” means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“Violation Deadline” has the meaning assigned thereto in Section 4(c) hereof.

“Weighted Average CLTV” means, at any time with respect to a group of Purchased Mortgage Loans, the weighted average of all of the CLTVs for such Purchased Mortgage Loans, weighted on the basis of the original Outstanding Principal Balance of such Purchased Mortgage Loans.

“Weighted Average FICO Score” means, at any time with respect to a group of Purchased Mortgage Loans, the weighted average of all FICO Scores for such Purchased Mortgage Loans, weighted on the basis of the original Outstanding Principal Balance of such Purchased Mortgage Loans.

“Weighted Average LTV” means, at any time with respect to a group of Purchased Mortgage Loans, the weighted average of all of the LTVs for such Purchased Mortgage Loans, weighted on the basis of the original Outstanding Principal Balance of such Purchased Mortgage Loans.

“Weighted Average Mortgage Interest Rate” means, at any time with respect to a group of Purchased Mortgage Loans, the weighted average of all Mortgage interest rates for such Purchased Mortgage Loans, weighted on the basis of the current Outstanding Principal Balance of such Purchased Mortgage Loans.

“Wet-Ink Documents” means, with respect to any Wet-Ink Mortgage Loan, the (a) Transaction Request and (b) the Mortgage Loan Schedule.

“Wet-Ink Mortgage Loan” means a Mortgage Loan which a Seller is selling to Buyers simultaneously with the origination thereof.

3.     Program; Initiation of Transactions

a.             From time to time, in the sole discretion of each Conduit Buyer, and as required by such Conduit Buyer’s related Committed Buyers, such Conduit Buyer may, and such Committed Buyers shall, purchase from Sellers certain Mortgage Loans that have been either originated by Sellers or purchased by Sellers from other originators.  This Agreement is a commitment by Committed Buyers to enter into Transactions with the Sellers for an amount equal to the Maximum Committed Purchase Price.  This Agreement is neither a commitment by Conduit Buyers to enter into Transactions with the Sellers nor a commitment by Committed Buyers to enter into Transactions with the Sellers for amounts exceeding the Maximum Committed Purchase Price, but rather sets forth the procedures to be used in connection with periodic requests for Buyers to enter into Transactions with the Sellers.  Each Seller hereby acknowledges that, beyond the Maximum Committed Purchase Price, Buyers are under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement.  All Purchased Mortgage Loans shall exceed or meet the Underwriting Guidelines, and shall be serviced by Servicer.  The aggregate Purchase Price of Purchased Mortgage Loans subject to outstanding Transactions shall not exceed the Maximum Aggregate Purchase Price.  Buyer shall only be required to enter into Transactions in which the Purchase Price with respect thereto is at least $25,000,000.

b.             With respect to each Transaction involving Mortgage Loans which are not Wet-Ink Mortgage Loans, Sellers shall give Administrative Agent and Custodian prior notice by no later than 11:00 a.m. (New York City time) at least two (2) Business Days prior to any proposed Purchase Date (the date on which such notice is given, the “Notice Date”); provided, that the requested Purchase Price must be an aggregate amount of at least $25 million.  With respect to Wet-Ink Mortgage Loans, Sellers shall deliver notice of any proposed purchase on or before 3:00 p.m. (New York City time) on the Purchase Date.  On the Notice Date, Sellers shall (i) request that Buyers enter into a Transaction by furnishing to Administrative Agent a Transaction Request, (ii) deliver to Administrative Agent and Custodian a Mortgage Loan Schedule and (iii) deliver to Custodian, or the Administrative Agent, with respect to each Wet-Ink Mortgage Loan, either a Request for Certification and each Mortgage File or Wet-Ink Documents for each Wet-Ink Mortgage Loan, as applicable, in accordance with Section 10(b)(3) hereof. Following receipt of such request, Buyers may enter into such requested Transaction or may notify Sellers of its intention not to enter into such Transaction in accordance with the conditions precedent set forth in Section 10 hereof. In the event the Mortgage Loan Schedule provided by a Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Administrative Agent shall provide written or electronic notice to Sellers describing such error and Sellers shall correct the computer data, reformat or properly align the computer fields itself and resubmit the Mortgage Loan Schedule as required herein.  Each Transaction Request shall be irrevocable and binding on the applicable Seller, and the Sellers shall indemnify the Buyers against any loss or expense incurred by the Buyers, either directly or indirectly, as a result of any failure by the applicable Seller to complete such Transaction, including, without limitation, any actual loss or expense incurred by the Buyers, either directly or indirectly, by reason of the liquidation or reemployment of funds acquired by the Buyers (including, without limitation, funds obtained by Conduit Buyers by issuing Commercial Paper or promissory notes, obtaining deposits as loans from third parties and reemployment of funds) for the Buyers to fund such Transaction.

c.             Upon the satisfaction of the applicable conditions precedent set forth in Section 10 hereof, Administrative Agent shall select a Buyer or Buyers (the “Selected Buyers”) to fund such Transaction and, in its sole discretion, may subdivide any requested Transaction into several Transactions to be entered into by one or more Selected Buyers and all of Sellers’ interest in the Repurchase Assets shall pass to such Selected Buyers on the Purchase Date, against the transfer of the Purchase Price to Sellers.  The portion of each Transaction made by a Conduit Buyer shall be in such Conduit Buyer’s sole and absolute discretion, and any portion of such Transaction not made by the Conduit Buyer of a Buying Group will be made by the Committed Buyers of such Buying Group.  At its option, any Conduit Buyer shall accept or reject any such Transaction Request by notice given to the Administrative Agent by telephone or telecopy.   On each Purchase Date, the Administrative Agent shall record on its books and records each Buying Group’s pro rata share of each Transaction made to the applicable Seller, which records shall be conclusive evidence of Transactions entered into with the applicable Seller, absent manifest error.  Upon transfer of the Mortgage Loans to Selected Buyers as set forth in this Section and until termination of any related Transactions as set forth in Sections 4 or 16 of this Agreement, ownership of each Mortgage Loan, including each document in the related Mortgage File and Records, is vested in Selected Buyers; provided that, prior to the recordation by the Custodian as provided for in the Custodial Agreement record title in the name of the applicable Seller to each Mortgage shall be retained by the Sellers in trust, for the benefit of Selected Buyers, for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans.

d.             With respect to each Wet-Ink Mortgage Loan, by no later than 12:00 noon, (New York City time) on the fifth Business Day following the applicable Purchase Date, Sellers shall cause the related Settlement Agent to deliver to the Custodian the remaining documents in the Mortgage File.

e.             At the request of the Sellers made no later than forty-five (45) days prior to, but no earlier than sixty (60) days prior to, the Termination Date of this Agreement, the Administrative Agent may in its sole discretion extend the Termination Date for a period of 364 additional days or such other period to be determined by Administrative Agent in its sole discretion by giving written notice of such extension to the Sellers. Any failure by the Administrative Agent to deliver such notice of extension shall be deemed to be the Administrative Agent’s determination not to extend the then current Termination Date.

4.     Repurchase

a.             The related Seller shall repurchase the related Purchased Mortgage Loans from Buyers on each related Repurchase Date.  Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan (but liquidation or foreclosure proceeds received by Administrative Agent or any Buyer shall be applied to reduce the Repurchase Price for such Purchased Mortgage Loan on each Price Differential Payment Date except as otherwise provided herein).  The related Seller is obligated to repurchase and take physical possession of the Purchased Mortgage Loans from Buyers or its designee (including the Custodian) at such Seller’s expense on the related Repurchase Date.

b.             Provided that no Event of Default shall have occurred and is continuing, and Administrative Agent has received the related Repurchase Price upon repurchase of the Purchased Mortgage Loans by the related Seller, Buyers agree to release their ownership interest hereunder in the Purchased Mortgage Loans (including, the Repurchase Assets related thereto) at the request of the related Seller.  With respect to payments in full by the related Mortgagor of a Purchased Mortgage Loan, Sellers agree to (i) provide Administrative Agent with a copy of a report from the related Servicer indicating that such Purchased Mortgage Loan has been paid in full, (ii) remit to Administrative Agent, within two Business Days, the Repurchase Price with respect to such Purchased Mortgage Loans and (iii)  provide Administrative Agent a notice specifying each Purchased Mortgage Loan that has been prepaid in full.  Buyers agree to release their ownership interest in Purchased Mortgage Loans which have been prepaid in full after receipt of evidence of compliance with clauses (i) through (iii) of the immediately preceding sentence.

5.     Price Differential.

a.             On each Business Day that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Price Differential Payment Date.  Two Business Days prior to the Price Differential Payment Date, Administrative Agent shall give Sellers written or electronic notice of the amount of the Price Differential due on such Price Differential Payment Date.  On the Price Differential Payment Date, Sellers shall pay to Administrative Agent the Price Differential for such Price Differential Payment Date (along with any other amounts to be paid pursuant to Section 7 hereof), by wire transfer in immediately available funds.

b.             If Sellers fail to pay all or part of the Price Differential by 11:00 a.m. (New York City time) on the related Price Differential Payment Date, with respect to any Purchased Mortgage Loan, Sellers shall be obligated to pay to the Administrative Agent (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Post Default Rate until the Price Differential is received in full by the Administrative Agent.

6.     Margin Maintenance

a.             If at any time the Asset Value of the Purchased Mortgage Loans subject to Transactions is less than the then outstanding Purchase Price for all Transactions (a “Margin Deficit”), then the Administrative Agent may by notice to Sellers require Sellers to transfer to Administrative Agent cash in an amount equal to the Margin Deficit (such requirement, a “Margin Call”) .

b.             Any notice given before 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on such Business Day; notice given after 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the following Business Day (the foregoing time requirements for satisfaction of a Margin Call are referred to as the “Margin Deadlines”).  The failure of any Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of such Buyer to do so at a later date.  Sellers and Buyers each agree that a failure or delay by any Buyer to exercise its rights hereunder shall not limit or waive such Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Sellers.

c.             In the event that a Margin Deficit exists with respect to any Purchased Mortgage Loan, the Administrative Agent may retain any funds received by it to which the Sellers would otherwise be entitled hereunder up to an amount not to exceed the Margin Deficit and upon providing notice to the Sellers, which funds (i) shall be held by Administrative Agent against the related Margin Deficit and (ii) may be applied by Administrative Agent against any Purchased Mortgage Loan for which the related Margin Deficit remains otherwise unsatisfied.  Notwithstanding the foregoing, the Administrative Agent retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 6 to the extent that Administrative Agent has not exercised its rights under this subsection (c).

7.     Income Payments

a.             If Income is paid in respect of any Purchased Mortgage Loan during the term of a Transaction, such Income shall be the property of Buyers.  Notwithstanding the foregoing, and provided no Event of Default has occurred and is continuing,

Administrative Agent agrees that if a third-party Servicer is in place for any Purchased Mortgage Loans, such Servicer shall deposit such Income to the Collection Account.  Sellers shall deposit all Income received in its capacity as Servicer of any Purchased Mortgage Loans or pursuant to the preceding sentence to the Collection Account in accordance with Section 12(c) hereof.

b.             In the event that an Event of Default has occurred and is continuing, notwithstanding any provision set forth herein, Sellers shall remit to Administrative Agent all Income received with respect to each Purchased Mortgage Loan on the related Price Differential Payment Date or on such other date or dates as Administrative Agent notifies Sellers in writing.

c.             The Servicer shall be permitted, in its reasonable discretion, to set aside and pay from the Collection Account any accrued and unpaid servicing fee under any Servicing Agreement due and owing to it, and such amounts shall not constitute Available Collections.  All moneys held by Servicer in the Collection Account shall, to the extent available for distribution, be distributed by the Servicer on each Price Differential Payment Date, in the following order of priority:

(1)           first, to the Servicer, to repay any outstanding Servicer Advances;

(2)           second, on a pro rata basis, (A) to the Servicer, the servicing fee under any Servicing Agreement and other reasonable amounts due and owing to the Servicer (to the extent any portion of the accrued and unpaid servicing fees have not been previously set aside from Collections by the Servicer in accordance with the first sentence of this Section 7(f)) and (ii) to the Custodian, the Custodial Fee and the reasonable out-of-pocket costs and expenses of the Custodian not covered by the Custodial Fee;

(3)           third, to the Administrative Agent, on behalf of itself and the Buyers (as applicable) in an amount sufficient to pay (as applicable and in the following order of priority):

A. the Administrative Fee;

B. to the Buyers, all accrued and unpaid Price Differential due and owing to the Buyers for the immediately preceding calendar month (to be distributed pro rata in proportion to each Buyer’s portions of the outstanding Purchase Price);

C. to the Buyers, all accrued and unpaid fees and other costs and expenses under the Pricing Side Letter;

D. to the Buyers, (i) prior to the Termination Date, any amount selected by the Sellers in their discretion toward a reduction of the outstanding Purchase Price, or any amount necessary to reduce the outstanding Purchase Price to cure an Event of Default or to satisfy the

Margin Deficit and (ii) following the Termination Date, all remaining Available Collections will be used to reduce the outstanding Purchase Price to zero;

E. to the Administrative Agent and the Buyers, all costs, expenses and indemnification payments, if any, due and owing to such Persons under this Agreement and the other Program Agreements; and

(4)           fourth, any remaining funds shall be paid to the Sellers (prior to the Termination Date if, after giving effect to such payment, no Event of Default shall occur) or to the Buyers and the Administrative Agent to reduce the outstanding Obligations to zero (following the Termination Date), to the extent outstanding Obligations remain due and owing.

d.             If on any Price Differential Payment Date Available Collections are not sufficient to pay the sum of the amounts described in clauses (2) through (5) above that are due and payable, the Servicer may, in its sole discretion and solely to the extent that the Servicer reasonably expects to be reimbursed in full pursuant to Section 7(f)(1), advance an amount equal to such amounts due and payable on such Price Differential Payment Date (each, a “Servicer Advance”).

8.     Security Interest

Although the parties intend that all Transactions hereunder be sales and purchases and not financings, in the event any such Transactions are deemed to be financings, each Seller hereby pledges to Administrative Agent for the benefit of the Buyers as security for the performance by such Seller of its Obligations and hereby grants, assigns and pledges to Administrative Agent for the benefit of the Buyers a fully perfected first priority security interest in the Purchased Mortgage Loans, the Records, and all related servicing rights, the Program Agreements (to the extent such Program Agreements and Sellers’ right thereunder relate to the Purchased Mortgage Loans), any Property relating to the Purchased Mortgage Loans, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance, Income, the Collection Account, Interest Rate Protection Agreements, accounts (including any interest of Sellers in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges) general intangibles and other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt and Certification, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”); provided, however, as to any Purchased Mortgage Loan the security interest shall automatically terminate upon payment in full to Administrative Agent of the Repurchase Price with respect thereto.  Sellers agree to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Administrative Agent’s security interest created hereby for the benefit of the Buyers.  Furthermore, the Sellers hereby authorize the Administrative Agent to file financing statements relating to the Repurchase Assets, as the Administrative Agent, at its option, may deem appropriate.  The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section.

9.     Payment and Transfer

Unless otherwise mutually agreed in writing, all transfers of funds to be made hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the party entitled thereto to the account specified in Section 42, or such other account as such party shall specify to the others in writing..  Each party acknowledges that it has no rights of withdrawal from the foregoing account.  All Purchased Mortgage Loans transferred by one party hereto to the other party shall be in the case of a purchase by Buyers in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as Administrative Agent may reasonably request.  All Purchased Mortgage Loans shall be evidenced by a Trust Receipt and Certification.  Any Repurchase Price received by Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day; provided, that Administrative Agent shall credit to the Sellers interest, if any, earned on such funds overnight.

10.  Conditions Precedent

a.             Initial Transaction.  As conditions precedent to the initial Transaction, Administrative Agent shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Administrative Agent and duly executed by Sellers and each other party thereto:

(1)           Program Agreements.  The Program Agreements (including without limitation a Custodial Agreement in a form acceptable to Administrative Agent) duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(2)           Security Interest.  Evidence that all other actions necessary or, in the opinion of Administrative Agent, desirable to perfect and protect Buyers’ interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(3)           Organizational Documents.  A certified copy of each Seller’s charter, bylaws and corporate resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.

(4)           Good Standing Certificate.  A certified copy of a good standing certificate from the jurisdiction of organization of each Seller, dated as of no earlier than the date 10 Business Days prior to the Purchase Date with respect to the initial Transaction hereunder.

(5)           Incumbency Certificate.  An incumbency certificate of the corporate secretary of each Seller, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

(6)           Opinion of Counsel.  In-house and outside counsel opinions of each Seller’s counsel, in form and substance substantially as set forth in Exhibit F attached hereto.

(7)           Underwriting Guidelines.  A true and correct copy of the Underwriting Guidelines certified by an officer of Sellers.

(8)           Fees.  Payment of any fees due to Administrative Agent hereunder.

(9)           Insurance.  Evidence that Sellers have added Buyers as additional loss payees under the Sellers’ Fidelity Insurance.

b.             All Transactions.  The obligation of Buyers to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(1)           Due Diligence Review.  Without limiting the generality of Section 36 hereof, Administrative Agent shall have completed, to its satisfaction, its due diligence review of the related Mortgage Loans and Sellers and the Servicer.

(2)           Required Documents.

(a)           With respect to each Purchased Mortgage Loan which is not a Wet-Ink Mortgage Loan, the Mortgage File has been delivered to the Custodian on or prior to 3:00 p.m. (New York City time) two (2) Business Days prior to the Purchase Date;

(b)           With respect to each Wet-Ink Mortgage Loan, the Wet-Ink Documents have been delivered to Administrative Agent or Custodian, as the case may be, by 3:00 p.m. (New York City time) on the Purchase Date.

(3)           Transaction Documents.  Administrative Agent or its designee shall have received on or before the day of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Administrative Agent and (if applicable) duly executed:

(a)           A Transaction Request delivered pursuant to Section 3(c) hereof and a Purchase Confirmation.

(b)           The Request for Certification and the related Custodial Mortgage Loan Schedule, and the Trust Receipt.

(c)           Such certificates, opinions of counsel or other documents as Administrative Agent may reasonably request.

(4)           No Event of Default.  No Event of Default shall have occurred and be continuing;

(5)           Requirements of Law.  Administrative Agent shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyers has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyers to enter into Transactions with a Pricing Rate based on LIBOR.

(6)           Representations and Warranties.  Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Seller in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(7)           Electronic Tracking Agreement. To the extent Sellers are selling Mortgage Loans which are registered on the MERS® System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(8)           Material Adverse Effect.  No event has occurred and is continuing that, under the sole discretion of the Administrative Agent, is reasonably likely to result in a Material Adverse Effect.

(9)           CP Disruption Event.  With respect to a particular Conduit Buyer, a CP Disruption Event shall not have occurred or be continuing;

(10)         Maximum Aggregate Purchase Price.  After giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased Mortgage Loans subject to then outstanding Transactions under this Agreement shall not exceed the Maximum Aggregate Purchase Price.

(11)         Satisfactory Standards. The credit, risk management and collection policies of the Sellers are satisfactory to the Administrative Agent, and the Sellers have adequate ability to underwrite Mortgage Loans and to administer the Underwriting Guidelines and Accepted Servicing Practices.

11.  Program; Costs; Illegality

a.             Sellers shall reimburse Administrative Agent for any of Administrative Agent’s reasonable out-of-pocket costs, including due diligence review costs and reasonable attorney’s fees, incurred by Administrative Agent in determining the acceptability to Administrative Agent of any Mortgage Loans.  Sellers shall also pay, or reimburse Administrative Agent if Administrative Agent shall pay, any termination fee, which may be due any servicer.  Sellers shall pay the fees and expenses of Administrative Agent’s counsel in connection with the Program Agreements. Legal fees for any subsequent amendments to this Agreement or related documents shall be borne by Sellers.  Sellers shall pay ongoing custodial and bank fees and expenses, and any other ongoing fees and expenses under any other Program Agreement.

b.             If Administrative Agent determines that, due to the introduction of, any change in, or the compliance by Buyers with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyers in engaging in the present or any future Transactions, then Sellers agree to pay to Administrative Agent, from time to time, upon demand by Administrative Agent (with a copy to Custodian) the actual cost of additional amounts as specified by Administrative Agent to compensate Buyers for such increased costs (the “Additional Costs”), provided that (A) Administrative Agent delivers to the Sellers a certificate setting forth in reasonable detail the amount and basis of determination of such Additional Costs and such certificate as to any Additional Costs submitted by the Administrative Agent to the Sellers shall be conclusive in the absence of manifest error and (B) notwithstanding anything contained herein, neither Seller shall be obligated to compensate Buyers for any Additional Costs that Buyers become entitled to claim hereunder for any period prior to the date that is 120 days prior to a notice of such claim if Buyers or Administrative Agent knew or reasonably would have been expected to know of the circumstances giving rise to such Additional Costs and of the fact that such circumstances could be expected to result in a claim for Additional Costs.

c.             Notwithstanding any other provision herein, if, after the Effective Date, the adoption of any law or bank regulatory guideline or any amendment or change in the interpretation of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law), shall make it unlawful for any Buyer to acquire or maintain a Mortgage Loan as contemplated by this Agreement, (i) such Buyer shall, within ten (10) days after receiving actual knowledge thereof, deliver a certificate to the Sellers (with a copy to the Administrative Agent) setting forth the basis for such illegality, which certificate shall be conclusive absent manifest error and (ii) the commitment of such Buyer hereunder to make a portion of a Mortgage Loan and continue any portion of a Mortgage Loan as such shall forthwith be suspended, and such suspension shall remain in effect so long as the circumstance described above exists.

If circumstances subsequently change so that it is no longer unlawful for an affected Buyer to acquire or to maintain a portion of a Mortgage Loan as contemplated hereunder, such Buyer will, as soon as reasonably practicable after such Buyer knows of such change in circumstances, notify the Sellers and the Administrative Agent, and upon receipt of such notice, the obligations of such Buyer to acquire or maintain its acquisition of portions of Mortgage Loans shall be reinstated.

Each Buyer agrees that, upon the occurrence of any event giving rise to the operation of Section 11(c) with respect to such Buyer, it will, if requested by the Sellers and to the extent permitted by law or by the relevant Official Body, endeavor in good faith to change the office at which it books its portions of Mortgage Loans hereunder if such change would make it lawful for such Buyer to continue to acquire or to maintain its acquisition of portions of Mortgage Loans hereunder; provided, however, that such change may be made in such manner that such Buyer, in its sole determination, suffers no unreimbursed cost or expense or any other disadvantage whatsoever.

d.             With respect to any Transaction, Buyer and Administrative Agent may conclusively rely upon, and shall incur no liability to Sellers in acting upon, any request or other communication that Buyer or Administrative Agent reasonably believes to have been given or made by a person on the certificate delivered pursuant to Section 10(a)(5) hereof.  In each such case, each Seller hereby waives the right to dispute Administrative Agent’s record of the terms of the Purchase Confirmation, request or other communication.

e.             Notwithstanding the assignment of the Program Agreements with respect to each Purchased Mortgage Loan to Buyers, each Seller agrees and covenants with (x) Buyers and Administrative Agent to enforce diligently Sellers’ rights and remedies set forth in the Program Agreements and (y) to provide Administrative Agent with prompt written notice of any Material Adverse Effect or event which, with the passage of time, is reasonably likely to become a Material Adverse Effect, by any party to any Program Agreement and of which any Seller is aware.

f.              Any payments made by Sellers to Administrative Agent shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if such payer shall be required by law to deduct or withhold any taxes from any sums payable to Administrative Agent, then such payer shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Administrative Agent the sum that would have been payable had such deduction or withholding not been made, and (C) at the time Price Differential is paid, pay to Administrative Agent all additional amounts as specified by Administrative Agent to preserve the after-tax yield Administrative Agent would have received if such tax had not been imposed.

12.  Servicing

a.             Sellers, on Buyers’ behalf, shall contract with Servicer to, or if a Seller is the Servicer, such Seller shall, service the Mortgage Loans consistent with the degree of skill and care that such Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices.  The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyers in any Mortgage Loans or any payment thereunder.  Administrative Agent may terminate the servicing of any Mortgage Loan with the then-existing servicer in accordance with Section 12(e) hereof.

b.             Sellers shall cause the Servicer to hold or cause to be held all escrow funds collected by Servicer with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

c.             Sellers shall cause the Servicer to deposit all collections received by Servicer on the Purchased Mortgage Loans in the Collection Account no later than two (2) Business Days following receipt.

d.             Upon Administrative Agent’s request, Sellers shall provide promptly to Administrative Agent (i) a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased Mortgage Loans, advising such Servicer of such matters as Administrative Agent may reasonably request, including, without limitation, recognition by the Servicer of Buyers’ interest in such Purchased Mortgage Loans and the Servicer’s agreement that upon receipt of notice of an Event of Default from Administrative Agent, it will follow the instructions of Administrative Agent with respect to the Purchased Mortgage Loans and any related Income with respect thereto.

e.             Upon the occurrence of an Event of Default hereunder or a material default under the Servicing Agreement, Administrative Agent shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans under the Servicing Agreement without payment of any penalty or termination fee.  Sellers and the Servicer shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Administrative Agent in its sole discretion.

f.              If any Seller should discover that, for any reason whatsoever, any Seller or any entity responsible to Seller for managing or servicing any such Purchased Mortgage Loan has failed to materially perform such Seller’s obligations under the Program Agreements or any of the obligations of such entities with respect to the Purchased Mortgage Loans, Sellers shall promptly notify Administrative Agent.

g.             Servicer may not delegate any of its rights, duties or obligations except to an Eligible Subservicer upon notice to the Administrative Agent; provided that such delegation shall not relieve Servicer of its duties and obligations as Servicer hereunder and under the other Program Agreements or the Servicing Agreement.

13.  Representations and Warranties

a.             Each Seller represents and warrants to Buyers and Administrative Agent as of the date hereof and as of each Purchase Date for any Transaction that:

(1)           Seller Existence.  Each Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)           Licenses.  Each Seller is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect (hereinbefore defined) and is in material compliance with such state’s applicable laws, rules and regulations.  FMC has the requisite power and authority and legal right to originate and purchase Mortgage Loans (as applicable) and to own, sell and grant a lien on all of its right, title and interest in and to the Mortgage Loans, and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement, each Program Agreement and any Transaction Request or, if applicable, Purchase Confirmation. FMC is an FHA Approved Mortgagee and VA Approved Lender.  FIC is a qualified REIT as defined by the Code.

(3)           Power.  Each Seller has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

(4)           Due Authorization.  Each Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable.  This Agreement, any Transaction Request, Purchase Confirmation and the Program Agreements have been (or, in the case of Program Agreements and any Transaction Request, Purchase Confirmation not yet executed, will be) duly authorized, executed and delivered by each Seller and Servicer, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against each Seller in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(5)           Financial Statements.  FIC has heretofore furnished to Administrative Agent a copy of (a) its consolidated and consolidating balance sheet for the fiscal year of FIC ended December 31, 2004 and the related consolidated statements of income and retained earnings and of cash flows for FIC and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of a member of AICPA and (b) its consolidated and consolidating balance sheet for the fiscal quarters of FIC ended March 31, 2005, June 30, 2005 and September 30, 2005, and the related consolidated statements of income and retained earnings and of cash flows for FIC and its consolidated Subsidiaries for such quarterly fiscal periods, setting forth in each case in comparative form the figures for the previous year.  All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of FIC and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis.  Since December 31, 2004, there has been no material adverse change in the consolidated business, operations or financial condition of FIC and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is any Seller aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change.  Each Seller has, on the date of the statements delivered pursuant to this Section (the “Statement Date”) no knowledge of any liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of such Seller except as heretofore disclosed to Administrative Agent in writing.

(6)           Event of Default.  There exists no Event of Default.

(7)           Solvency.  Each Seller is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business.  Neither Seller intends to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets.  Sellers are not transferring any Purchased Mortgage Loans with any intent to hinder, delay or defraud any of their respective creditors.

(8)           No Conflicts.  The execution, delivery and performance by each Seller and Servicer of this Agreement, any Transaction Request or Purchase Confirmation hereunder and the Program Agreements do not conflict with any term or provision of the certificate of incorporation or by-laws of such Seller or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to any Seller of any court, regulatory body, administrative agency or governmental body having jurisdiction over any Seller, which conflict would have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or obligation to which any Seller is a party.

(9)           True and Complete Disclosure.  All information, reports, exhibits, schedules, financial statements or certificates of any Seller or Servicer or any Affiliate thereof or any of their officers furnished or to be furnished to Administrative Agent in connection with the initial or any ongoing due diligence of any Seller or any Affiliate or officer thereof, negotiation, preparation, or delivery of the Program Agreements are true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.  All financial statements have been prepared in accordance with GAAP.

(10)         Approvals.  No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by any Seller of this Agreement, any Transaction Request, Purchase Confirmation and the Program Agreements.

(11)         Litigation.  Except as is disclosed in writing by Sellers and approved by Administrative Agent in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Sellers threatened, against or affecting the Sellers or their respective properties, in or before any court, arbitrator or other body, which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

(12)         Material Adverse Change.  There has been no material adverse change in the business, operations, financial condition, properties or prospects of any Seller or their Affiliates on a consolidated basis since the date set forth in the most recent financial statements supplied to Administrative Agent.

(13)         Ownership.  Upon payment of the Purchase Price and the filing of the financing statement and delivery of the Mortgage Files to the Custodian and the Custodian’s receipt of the related Request for Certification, Buyers shall become the sole owner of the Purchased Mortgage Loans and related Repurchase Assets, free and clear of all liens and encumbrances.

(14)         Underwriting Guidelines.  The Underwriting Guidelines provided to Administrative Agent are the true and correct Underwriting Guidelines of the Sellers.

(15)         Taxes. Each Seller and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  The charges, accruals and reserves on the books of each Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of such Seller, adequate.

(16)         Investment Company.  No Seller nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(17)         Chief Executive Office; Jurisdiction or Organization. During the four months immediately preceding July 1, 2001, FMC’s chief executive office is, and has been, located at 11000 Broken Land Parkway, Suite 600, Columbia, MD 21044.  On the Effective Date, FMC’s jurisdiction of organization is Maryland.  FIC’s chief executive office is, and has been, located at 11000 Broken Land Parkway, Suite 600, Columbia, MD 21044.  On the Effective Date, FIC’s jurisdiction of organization is Maryland.  The Sellers shall provide Administrative Agent with thirty days advance notice of any change in any Seller’s chief executive office or jurisdiction.  During the preceding five years, neither Seller (a) has been known by or done business under any other name, corporate or fictitious, except with respect to FMC, since January 1, 2000 under the name Broad Street Mortgage Co. and (b) has filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(18)         Location of Books and Records.  The location where Sellers keep their books and records, including all computer tapes and records relating to the Purchased Mortgage Loans and the related Repurchase Assets is their chief executive offices.

(19)         Minimum Consolidated Adjusted Tangible Net Worth.  On the Effective Date, the Sellers’ Consolidated Adjusted Tangible Net Worth is not less than $400 million.

(20)         ERISA.  Each Plan to which a Seller or its Subsidiaries make direct contributions, and, to the knowledge of any Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

(21)         Adverse Selection.  No Seller has selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyers’ interests.

(22)         Agreements.  No Seller nor any Subsidiary of such Seller is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 13(a)(5) hereof.  No Seller nor any Subsidiary of such Seller is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a Material Adverse Effect.  No holder of any Indebtedness in excess of $20,000,000 of the Sellers or of any of their Subsidiaries has given notice of any asserted default thereunder.

(23)         Other Credit Facilities.  Each Seller hereby represents and warrants that all credit facilities of the Sellers (other than Structured Securities Debt) which are presently in effect are listed on Exhibit J (the “Existing Credit Facilities”) hereto.

(24)         Agency Approvals.  With respect to each Agency Security and to the extent necessary, FMC is an FHA Approved Mortgagee and a VA Approved Lender.  FMC is also approved by Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act.  In each such case, FMC is in good standing, with no event having occurred or FMC having any reason whatsoever to believe or suspect will occur prior to the issuance of the Agency Security, including, without limitation, a change in insurance coverage which would either make FMC unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA.  Should FMC for any reason cease to possess all such applicable approvals, or should notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA be required, FMC shall so notify Buyer immediately in writing.  FMC has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(25)         No Reliance.  Each Seller has made its own independent decisions to enter into the Program Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.  Neither Seller is relying upon any advice from Buyer or Administrative Agent as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(26)         Plan Assets. Neither Seller is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101 in any Seller’s hands.

(27)         Real Estate Investment Trust.  FIC has not engaged in any “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code, which, either in any one instance or in the aggregate, is reasonably likely to result in a Material Adverse Effect or in any material impairment of the right or ability of FIC to carry on its business substantially as now conducted, or in any material liability on the part of FIC.  FIC for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction, as described in Section 857(b)(2)B) of the Code, with respect to applicable dividends paid or deemed paid by it with respect to each tax year for which it claims such a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service.

(28)         No Prohibited Persons. Neither Seller nor any of their Affiliates, officers, directors, partners or members, is an entity or person (or to any Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(29)         Use of Proceeds.  No proceeds of any Transaction will be used by any Seller in any way which would violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

b.             With respect to every Purchased Mortgage Loan, each Seller represents and warrants to Buyer and Administrative Agent as of the applicable Purchase Date for any Transaction and each date thereafter that each representation and warranty set forth on Schedule 1 is true and correct.

c.             The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Mortgage Loans to Buyers and shall continue for so long as the Purchased Mortgage Loans are subject to this Agreement.  Upon discovery by Sellers, Servicer, Administrative Agent or Buyers of any material breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the others.  Subject to Administrative Agent’s right to determine the Market Value of the Purchased Mortgage Loans, the Sellers shall have up to five (5) Business Days to verify any alleged breach of representation or warranty for any Purchased Mortgage Loan.  Administrative Agent has the right to require, in its unreviewable discretion, Sellers to repurchase within 1 Business Day after receipt of notice from Administrative Agent any Purchased Mortgage Loan for which a breach of one or more of the representations and warranties referenced in Section 13(b) exists and which breach has a material adverse effect on the value of such Mortgage Loan or the interests of Buyers.

14.  Covenants

Each Seller covenants with each Buyer and Administrative Agent that, during the term of this facility:

a.             Minimum Consolidated Adjusted Tangible Net Worth.  The Sellers shall maintain a Consolidated Adjusted Tangible Net Worth of at least $400 million.

b.             Indebtedness to Consolidated Adjusted Tangible Net Worth Ratio.  The Sellers’ (i) combined ratio of consolidated Indebtedness to Consolidated Adjusted Tangible Net Worth shall not exceed 16:1 and (ii) combined ratio of consolidated Indebtedness (net of non-recourse Indebtedness) to Consolidated Adjusted Tangible Net Worth shall not exceed 10:1.

c.             Litigation. The Sellers will promptly, and in any event within ten (10) days after service of process on any of the following, give to Administrative Agent notice of all actions, suits or proceedings pending or, to the knowledge of the Sellers threatened, against or affecting the Sellers or their respective properties, in or before any court, arbitrator or other body, which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

d.             Prohibition of Fundamental Changes.  No Seller shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that any Seller may merge or consolidate with (a) any wholly owned subsidiary of such Seller, or (b) any other Person if such Seller, is the surviving corporation; and provided further, that if after giving effect thereto, no Event of Default would exist hereunder.

e.             Maintenance of Profitability.  FIC shall not permit, for any two consecutive Test Periods, its consolidated Net Income for any Test Period, before income taxes for such Test Period, distributions made during such Test Period, and without regard to unrealized gains or losses from mark to market valuations resulting from Sellers’ Interest Rate Protection Agreements during such Test Period, to be less than $1.00.

f.              Servicer; Asset Tape.  Sellers shall cause Servicer to provide to Administrative Agent, electronically, in a format mutually acceptable to Administrative Agent and Sellers, an Asset Tape by no later than the Reporting Date.  The Sellers shall not cause the Purchased Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Administrative Agent, which approval shall be deemed granted by Administrative Agent with respect to the Sellers with the execution of this Agreement.  The Purchased Mortgage Loans (other than those Purchased Mortgage Loans sold to the Buyers by FMC) shall at all times be subserviced by an Eligible Subservicer pursuant to a binding and enforceable agreement between the Servicer and such Eligible Subservicer (copies of which, together with all amendments and modifications thereto, shall be provided to the Administrative Agent).

g.             Reserved.

h.             Insurance.  The Sellers will continue to maintain, for each Seller and its subsidiaries, insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Fannie Mae and Freddie Mac.

i.              No Adverse Claims.  The Sellers warrant and will defend, and shall cause any Servicer to defend, the right, title and interest of Buyers in and to all Repurchase Assets against all adverse claims and demands.

j.              Assignment.  Except as permitted herein, neither Seller shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Mortgage Loans or any interest therein, provided that this Section shall not prevent any transfer of Purchased Mortgage Loans in accordance with the Program Agreements.

k.             Security Interest.  The Sellers shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder.  Without limiting the foregoing, the Sellers will comply in all material respects with all rules, regulations and other laws of any Governmental Authority and cause the Repurchase Assets to comply in all material respects with all applicable rules, regulations and other laws.  The Sellers will not allow any default for which any Seller is responsible to occur under any Repurchase Assets or any Program Agreements and the Sellers shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Program Agreements.

l.              Records.

(1)           Sellers shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Mortgage Loans in accordance with industry custom and practice for assets similar to the Purchased Mortgage Loans, including those maintained pursuant to the preceding subparagraph, and all such Records shall be in Custodian’s possession unless Administrative Agent otherwise approves.  Sellers will not allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Sellers will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file.  Sellers of the Purchased Mortgage Loans will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Mortgage Loans and preserve them against loss.

(2)           For so long as Buyers have an interest in or lien on any Purchased Mortgage Loan, Seller swill hold or cause to be held all related Records in trust for Buyers.  Sellers shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyers granted hereby.

(3)           Upon reasonable advance notice from Custodian or Administrative Agent, Sellers shall (x) make any and all such Records available to Custodian or Administrative Agent during normal business hours to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer, Administrative Agent or its authorized agents to discuss the affairs, finances and accounts of Sellers with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Sellers with its independent certified public accountants.

m.            Books.  Sellers shall keep or cause to be kept in reasonable detail books and records of account of their assets and business and shall clearly reflect therein the transfer of Purchased Mortgage Loans to Buyers.

n.             Approvals.  Each Seller shall maintain all licenses, permits or other approvals necessary for Sellers to conduct their business and to perform their obligations under the Program Agreements, and Sellers shall conduct their business strictly in accordance with applicable law.

o.             Material Change in Business.  No Seller shall make any material change in the nature of its business as carried on at the date hereof.

p.             Underwriting Guidelines.  The Sellers shall give Administrative Agent prior notice of all intended material changes, amendments or modifications to the related Underwriting Guidelines which may affect the Purchased Mortgage Loans and Administrative Agent shall have three (3) Business Days following Administrative Agent’s receipt of such notice to notify the Sellers of Administrative Agent’s approval, which shall not be unreasonably withheld, or disapproval of the Sellers’ proposed amendments or modifications.  If Administrative Agent does not notify the Sellers of Administrative Agent’s disapproval within three (3) Business Days, the proposed amendments or modifications shall be deemed approved.

q.             Distributions. If an Event of Default has occurred and is continuing, the Sellers shall not pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Seller.

r.              Applicable Law.  The Sellers shall comply, in all material respects, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority.

s.             Existence.  The Sellers shall preserve and maintain their legal existence and all of their material rights, privileges, licenses and franchises.

t.              Chief Executive Office; Jurisdiction of Organization.  No Seller shall move its chief executive office from the address referred to in Section 13(a)(17) or change its jurisdiction of organization from the jurisdiction referred to in Section 13(a)(17) unless it shall have provided Administrative Agent 30 days’ prior written notice of such change.

u.             Taxes.  Sellers shall timely file all tax returns that are required to be filed by it and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy (i) the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained or (ii) of which the Sellers have no knowledge.

v.             Transactions with Affiliates.  The Sellers will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate which is not also a Seller hereunder, unless such transaction is (a) otherwise permitted under the Program Agreements, (b) in the ordinary course of such Seller’s business, or (c) upon fair and reasonable terms no less favorable to such Seller than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section to any Affiliate which is not also a Seller hereunder.

w.            Reserved.

x.             Indebtedness. Neither Seller shall enter into any credit agreement or otherwise incur any additional Indebtedness (1) except as expressly set forth in clause (2) below, without prior written notice to Administrative Agent (other than (a) pursuant to Existing Credit Facilities specified on Exhibit J hereto or any incremental increases thereto, (b) Structured Securities Debt, (c) Permitted Guarantee Obligations and (d) usual and customary accounts payable for a mortgage company) or (2) without the prior written consent of Administrative Agent in its sole good faith discretion with respect to any Seller’s acquisition or operation of any new line of business unrelated to that of a REIT or a mortgage banker.  The relevant Seller shall provide prompt written notice of any increase in its Existing Credit Facilities specified on Exhibit J.

y.             Hedging.  The Sellers (i) have entered into Interest Rate Protection Agreements, in accordance with the Sellers’ written policies regarding hedging, or a letter detailing such policies to be delivered to the Administrative Agent upon Administrative Agent’s request, with respect to Purchased Mortgage Loans having terms with respect to protection against fluctuations in interest rates acceptable to Administrative Agent in its sole good faith discretion; and (ii) shall give the Administrative Agent prior notice of all intended material changes, amendments or modifications to the Sellers’ related written policies regarding hedging or letters delivered to Administrative Agent detailing such policies.

z.             True and Correct Information.  All information, reports, exhibits, schedules, financial statements or certificates of Sellers, any Affiliate thereof or any of their officers furnished to Administrative Agent hereunder and during Administrative Agent’s diligence of Sellers are and will be true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.  All required financial statements, information and reports delivered by Sellers or Servicer to Administrative Agent pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

aa.           Delivery to Custodian.  Prior to the purchase of a Mortgage Loan pursuant to this Agreement, the Sellers shall deliver, or cause to be delivered, to Administrative Agent or Custodian, as applicable, the documentation set forth in the Custodial Agreement with respect to such Mortgage Loan.  If upon examination of the documents included in the related Mortgage File, the Custodian determines that such documents do not satisfy the requirements set forth in the Custodial Agreement, the Custodian shall mark such Mortgage Loan as an exception on the related Mortgage Loan Schedule and Exception Report.

bb.          Agency Approvals; Servicing.  FMC shall maintain its status with Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, in each case in good standing.  Should FMC, for any reason, cease to possess all such applicable Agency Approvals, or should notification to the relevant Agency or to The Department of Housing and Urban Development, FHA or VA be required, FMC shall so notify Buyer immediately in writing.  Notwithstanding the preceding sentence, FMC shall take all necessary action to maintain all of their applicable Agency Approvals at all times during the term of this Agreement and each outstanding Transaction.  FMC has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

cc.           Reserved.

dd.          No Pledge.  No Seller shall pledge, transfer or convey any security interest in the Collection Account to any Person without the express written consent of Administrative Agent.

ee.           Non-Structured Securities Indebtedness to Consolidated Adjusted Tangible Net Worth Ratio.  The Sellers’ ratio of consolidated Indebtedness less Structured Securities Debt to Consolidated Adjusted Tangible Net Worth shall not exceed 10:1.

ff.            Plan Assets.  Neither Seller shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and no Seller shall use “plan assets” within the meaning of 29 CFR §2510.3-101 to engage in this Repurchase Agreement or any Transaction hereunder.

gg.          Maintenance of Liquidity.  The Sellers shall maintain cash, Cash Equivalents as well as unencumbered Mortgage Loans held for sale or securitization of at least $15 million.

hh.          Committed Warehouse Facility.  While FIC or an Affiliate of FIC is the Servicer, the Servicer shall cause the Sellers to maintain, at all times during the term of this Agreement, one or more committed loan facilities with one or more nationally recognized and established lenders (other than the Administrative Agent and its Affiliates) that, in the aggregate on a committed basis, have an aggregate committed amount of funds available to the Sellers equal to at least $500,000,000.

15.  Events of Default

Each of the following shall constitute an “Event of Default” hereunder:

a.             Payment Failure.  Failure of any Seller or Servicer to (i) make any payment of Price Differential or Repurchase Price or any other sum which has become due, on a Price Differential Payment Date or a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, or (ii) cure any Margin Deficit when due pursuant to Section 6 hereof.

b.             Cross Default.  Any Seller shall fail to pay when due any amounts due under any agreement to which any such Person is a party and under which any Indebtedness greater than $20,000,000 is governed (after giving effect to any applicable cure periods); or any Indebtedness owing by the Sellers greater than $20,000,000 shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

c.             Assignment.  Assignment or attempted assignment by any Seller of this Agreement or any rights hereunder without first obtaining the specific written consent of Administrative Agent, or the granting by any Seller of any security interest, lien or other encumbrances on any Purchased Mortgage Loans to any person other than Buyers.

d.             Insolvency.  An Act of Insolvency shall have occurred with respect to any Seller.

e.             Material Adverse Change.  Any event having a Material Adverse Effect shall occur, in each case as determined by the Administrative Agent in its sole good faith discretion.

f.              Breach of Financial Representation or Covenant or Obligation. A breach by any Seller or Servicer, as applicable, of any of the representations, warranties or covenants or obligations set forth in Sections 13(a)(1),
13(a)(7), 13(a)(12), 13(a)(19), 13(a)(24), 14a, 14b, 14d, 14e, 14s, 14v, 14x, 14dd, 14ee, 14ff, 14gg or 14hh of this Agreement.

g.             Breach of Non-Financial Representation or Covenant.  A breach by any Seller or Servicer, as applicable, of any other material representation, warranty or covenant set forth in this Agreement (and not otherwise specified in Section 15(f) above), if such breach is not cured within five (5) Business Days (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value, the existence of a Margin Deficit and the obligation to repurchase such Mortgage Loan) unless (i) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Administrative Agent in its sole discretion to be materially false or misleading on a regular basis.

h.             Change of Control.  The occurrence of a Change in Control.

i.              Failure to Transfer.  Sellers fail to transfer the Purchased Mortgage Loans to Buyers on the applicable Purchase Date (provided Buyers have tendered the related Purchase Price).

j.              Judgment.  A final judgment or judgments for the payment of money in excess of $20,000,000 in the aggregate shall be rendered against any Seller or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof.

k.             Government Action.  Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Sellers, Servicer or any Affiliate thereof, or shall have taken any action to displace the management of Sellers, Servicer or any Affiliate thereof or to curtail its authority in the conduct of the business of Sellers, Servicer or any Affiliate thereof, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Sellers, Servicer or Affiliate as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and such action provided for in this subparagraph k shall not have been discontinued or stayed within 30 days.

l.              Inability to Perform.  An officer of a Seller shall admit its inability to, or its intention not to, perform any of the Sellers’ Obligations hereunder.

m.            Security Interest.  This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Mortgage Loans or other Repurchase Assets purported to be covered hereby.

n.             Financial Statements.  Sellers’ or Servicer’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Sellers or Servicer as a “going concern” or a reference of similar import.

o.             Amendments.  Any material amendment is made to the Underwriting Guidelines which was not previously approved by Buyer pursuant to Section 14(p).

p.             REIT Status.  The failure of FIC to at any time continue to be qualified as a real estate investment trust as defined in Section 856 of the Code.

q.             Eligible Subservicer.  Except with respect to FMC, the failure at any time to have a Person satisfying the definition of “Eligible Subservicer” obligated to perform the duties of Eligible Subservicer with respect to Mortgage Loans and related property originated by FIC.

An Event of Default shall be deemed to be continuing unless expressly waived by Administrative Agent in writing.

16.  Remedies Upon Default

In the event that an Event of Default shall have occurred:

a.             Administrative Agent may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency of any Seller or any Affiliate), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled).  Administrative Agent shall (except upon the occurrence of an Act of Insolvency) give notice to Sellers of the exercise of such option as promptly as practicable.

b.             If Administrative Agent exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) Sellers’ obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Administrative Agent and applied, in Administrative Agent’s sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by Sellers hereunder, and (iii) Sellers shall immediately deliver to Administrative Agent the Mortgage Files relating to any Purchased Mortgage Loans subject to such Transactions then in Sellers’ possession or control.

c.             Administrative Agent also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of Sellers relating to the Purchased Mortgage Loans and all documents relating to the Purchased Mortgage Loans (including, without limitation, any legal, credit or servicing files with respect to the Purchased Mortgage Loans) which are then or may thereafter come in to the possession of Sellers or any third party acting for Sellers.  To obtain physical possession of any Purchased Mortgage Loans held by Custodian, Administrative Agent shall present to Custodian a Trust Receipt and Certification.  Buyer and Administrative Agent shall be entitled to specific performance of all agreements of Sellers contained in this Agreement.

d.             Administrative Agent shall have the right to direct all servicers then servicing any Purchased Mortgage Loans to remit all collections thereon to Administrative Agent, and if any such payments are received by Sellers, Seller shall not commingle the amounts received with other funds of Sellers and shall promptly pay them over to Administrative Agent.  Administrative Agent shall also have the right to terminate any one or all of the servicers then servicing any Purchased Mortgage Loans with or without cause.  In addition, Administrative Agent shall have the right to immediately sell the Purchased Mortgage Loans and liquidate all Repurchase Assets.  Such disposition of Purchased Mortgage Loans may be, at Administrative Agent’s option, on either a servicing-released or a servicing-retained basis.  Buyers shall be entitled to place the Purchased Mortgage Loans in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market.  Administrative Agent shall also be entitled to sell any or all of such Mortgage Loans individually for the prevailing price. Administrative Agent shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give the Sellers credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers hereunder.

e.             Upon the happening of one or more Events of Default, Administrative Agent may apply any proceeds from the liquidation of the Purchased Mortgage Loans and Repurchase Assets to the Repurchase Prices hereunder and all other Obligations in the manner Administrative Agent deems appropriate in its sole discretion.

f.              Sellers shall be liable to Buyers and Administrative Agent for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyers and Administrative Agent in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyers and Administrative Agent) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

g.             To the extent permitted by applicable law, Sellers shall be liable to Buyers and Administrative Agent for interest on any amounts owing by Sellers hereunder, from the date Sellers become liable for such amounts hereunder until such amounts are (i) paid in full by Sellers or (ii) satisfied in full by the exercise of Buyers’ or Administrative Agent’s rights hereunder.  Interest on any sum payable by Sellers under this Section 16(g) shall be at a rate equal to the Post-Default Rate.

h.             Buyers and Administrative Agent shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

i.              Buyers and Administrative Agent may exercise one or more of the remedies available to them immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a) and (d) of this Section, at any time thereafter without notice to Sellers.  All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyers and Administrative Agent may have.

j.              Buyers and Administrative Agent may enforce their rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses such Seller might otherwise have to require Buyers or Administrative Agent to enforce their rights by judicial process.  Each Seller also waives any defense (other than a defense of payment or performance) such Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies.  Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

k.             Administrative Agent shall have the right to perform reasonable due diligence with respect to each Seller and the Mortgage Loans, which review shall be at the expense of Sellers.

17.  Reports

a.             Notices.  The Sellers shall immediately furnish to Administrative Agent, notice of the occurrence of any Event of Default hereunder or material default or breach by the Sellers or Servicer of any obligation under any Program Agreement or any material contract or agreement of the Sellers or Servicer or the occurrence of any event or circumstance that such party reasonably expects will, with the passage of time, become an Event of Default or such a default or breach by such party and the following:

(1)           as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, the unaudited consolidated and consolidating balance sheets of FIC and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for FIC and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of FIC, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of FIC and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(2)           as soon as available and in any event within ninety (90) days after the end of each fiscal year of FIC, the consolidated and consolidating balance sheets of FIC and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for FIC and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants, a member of AICPA, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated and consolidating financial statements fairly present the consolidated financial condition and results of operations of FIC and its respective consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(3)           such other prepared statements that Administrative Agent may reasonably request;

(4)           if applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by Sellers,

within 5 Business Days of their filing with the SEC; provided, that, Sellers or any Affiliate will provide Administrative Agent and Credit Suisse First Boston Corporation with a copy of the annual 10-K filed with the SEC by Sellers or their Affiliates, no later than 90 days after the end of the year;

(5)           as soon as available, and in any event within thirty (30) days of receipt, copies of relevant portions of all final written Agency, FHA, VA, Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required or (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal;

(6)           from time to time such other information regarding the financial condition, operations, or business of the Sellers as Administrative Agent may reasonably request;

(7)           as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of any Seller knows, or with respect to any Plan or Multiemployer Plan to which any Seller or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of such Seller setting forth details respecting such event or condition and the action, if any, that such Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such Seller or an ERISA Affiliate with respect to such event or condition);

(8)           any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its Due Date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(9)           the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by the any Seller or an ERISA Affiliate to terminate any Plan;

(10)         the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer any

Plan, or the receipt by the any Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(11)         the complete or partial withdrawal from a Multiemployer Plan by any Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) that would have a Material Adverse Effect or the receipt by any Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(12)         the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Seller or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days;

(13)         the adoption of an amendment to any Plan that would result in the loss of tax-exempt status of the trust of which such Plan is a part if the related Seller or an ERISA Affiliate fails to provide timely security to such Plan in accordance with the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA.

(14)         As soon as reasonably possible, notice of any of the following events:

(a)           change in the insurance coverage required of Sellers, Servicer or any other Person pursuant to any Program Agreement, with a copy of evidence of same attached;

(b)           immediately following notice or knowledge of any material litigation against any Seller;

(c)           any material dispute, litigation, investigation, proceeding or suspension between any Seller or Servicer, on the one hand, and any Governmental Authority;

(d)           any material change in accounting policies or financial reporting practices of any Seller or Servicer;

(e)           the occurrence of any material employment dispute and a description of the strategy for resolving it that has the possibility of resulting in a Material Adverse Effect;

(f)            with respect to any Purchased Mortgage Loan, immediately upon receipt of notice or knowledge thereof, that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgaged Loan;

(g)           any material issues raised upon examination of Sellers or Sellers’ facilities by any Governmental Authority;

(h)           any material change in the Indebtedness of any Seller, including, without limitation, any material default, renewal, non-renewal, termination, increase in available amount or decrease in available amount related thereto;

(i)            promptly upon receipt of notice or knowledge of (i) any default related to any Repurchase Asset, (ii) any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Mortgage Loans; and

(j)            any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect with respect to any Seller or Servicer.

b.             Officer’s Certificates.  Sellers will furnish to Administrative Agent, at the time Sellers furnish each set of financial statements pursuant to Section 17(a)(1) or (2) above, a certificate of a Responsible Officer of each Seller in the form of Exhibit D hereto certifying that, as of the date of such financial statements and as of the date of such certificates, such Seller is in compliance with all the terms of this Agreement and setting forth the basis for such compliance, including the calculation of each financial ratio and covenant required to be satisfied herein.

c.             Compliance Certificate.  For each month, FIC shall deliver to Administrative Agent a compliance certificate certifying Sellers’ compliance with the covenants in Section 14(a), (b), (e), (ee) and (gg) above and setting forth its calculation thereof and identifying all Mortgage Loans purchased by Buyers and held by Custodian pending repurchase.

d.             Mortgage Loan Reports.  The Sellers will furnish to Administrative Agent, in the form of Exhibit O hereto, monthly electronic Mortgage Loan performance data, including, without limitation, delinquency reports, pool analytic reports and static pool reports (i.e., delinquency, foreclosure and net charge-off reports) and monthly stratification reports summarizing the characteristics of the Purchased Mortgage Loans.

e.             Asset Tape.  Sellers shall provide to Administrative Agent, electronically, in a format mutually acceptable to Administrative Agent and Sellers, an Asset Tape by no later than the Reporting Date.

f.              Other. Sellers shall deliver to Administrative Agent any other reports or information reasonably requested by Administrative Agent or as otherwise required pursuant to this Agreement.

18.  Repurchase Transactions

Each Buyer may, in its sole election, engage in repurchase transactions with the Purchased Mortgage Loans or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Mortgage Loans with a counterparty of such Buyer’s choice.  Unless an Event of Default shall have occurred, no such transaction shall relieve Buyers of their obligations to transfer Purchased Mortgage Loans to Sellers pursuant to Section 4 hereof, or of Buyers’ obligation to credit or pay Income to, or apply Income to the obligations of, Sellers pursuant to Section 7 hereof.  In the event any Buyer engage in a repurchase transaction with any of the Purchased Mortgage Loans or otherwise pledges or hypothecates any of the Purchased Mortgage Loans, such Buyer shall have the right to assign to such Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Mortgage Loans that are subject to such repurchase transaction.

19.  Single Agreement

Buyers, Administrative Agent and each Seller acknowledge that, and have entered hereunto, and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of Buyers, Administrative Agent and each Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

20.  Notices and Other Communications

Any and all notices (with the exception of Transaction Requests or Purchase Confirmations, which shall be delivered via facsimile or electronically only), statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other.  All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

If to a Seller:

Fieldstone Mortgage Company
11000 Broken Land Parkway
Suite 600
Columbia, MD  21044
Attention:  Treasurer
Phone Number:  410-772-7275
Fax Number:  443-367-2172

mkrebs@fmcmortgage.com

Fieldstone Investment Corporation
11000 Broken Land Parkway
Suite 600
Columbia, MD  21044
Attention:  Treasurer
Phone Number:  410-772-7275
Fax Number:  443-367-2172

mkrebs@fmcmortgage.com

with a copy to:

Kevin Gralley
Hogan & Hartson, LLP
111 S. Calvert St., Suite 1600
Baltimore, MD  21202
Phone Number:  410-659-2738
Fax Number:  410-539-6981

kggralley@hhlaw.com

If to Administrative Agent:

Credit Suisse, New York Branch
11 Madison Avenue, 5th Floor
New York, NY 10010
Attention:  Joseph Soave and Alex Smith
Phone Number:  (212) 325-9103
Fax Number:          (212) 325-0873

with a copy to:

Credit Suisse, New York Branch
Eleven Madison Avenue
New York, NY 10010
Attention: Legal Department

21.  Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

22.  Non assignability

The Program Agreements are not assignable by any Seller.  Buyers may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Agreements; provided, however that Administrative Agent shall maintain as agent of Sellers, for review by Sellers upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyers and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned.  Upon such assignment, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyers hereunder, and (b) Buyers shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of a Buyer which assumes the obligations of such Buyer or (ii) to another Person approved by Sellers (such approval not to be unreasonably withheld) which assumes the obligations of any Buyer, be released from its obligations hereunder and under the Program Agreements.  Unless otherwise stated in the Assignment and Acceptance, Sellers shall continue to take directions solely from Administrative Agent unless otherwise notified by Administrative Agent in writing.  Administrative Agent may distribute to any prospective assignee any document or other information delivered to Administrative Agent by Sellers.

23.  Set-off

a.             In addition to any rights and remedies of Buyers and Administrative Agent provided by law, Buyers and Administrative Agent shall have the right, without prior notice to Sellers, any such notice being expressly waived by Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by Sellers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyers or any branch or agency thereof to or for the credit or the account of Sellers.  Administrative Agent agrees promptly to notify Sellers after any such set-off and application made by Buyers or

Administrative Agent; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

b.             If any Buyer (a “Benefited Buyer”) shall at any time receive any payment of all or part of the Obligations owed to such Buyer, or Price Differential in respect thereof, or receive any assets in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 15(d), or otherwise), in a greater proportion than any such payment to or asset received by any other Buyer, if any, in respect of such other Buyer’s Transactions, such Price Differential or such other Obligations, such Benefited Buyer shall purchase for cash from the other Buyers a participating interest in such portion of each such other Buyer’s Transactions, or shall provide such other Buyers with the benefits of any such asset, or the proceeds thereof, as shall be necessary to cause such Benefited Buyer to share the excess payment or benefits of such asset or proceeds ratably with each of the Buyers based upon the respective aggregate Purchase Prices of the Transactions held by them; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Buyer, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Seller agrees that each Buyer so purchasing a portion of another Buyer’s Transactions and any participant may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Buyer were the direct holder of such portion.

24.  Binding Effect; Governing Law; Jurisdiction

a.             This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Each Seller acknowledges that the obligations of Buyers and Administrative Agent hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyers or Administrative Agent.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

b.             EACH SELLER HEREBY WAIVES TRIAL BY JURY.  EACH SELLER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING.  EACH SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

25.  No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder.  No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.  Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6(a), 16(a) or otherwise, will not constitute a waiver of any right to do so at a later date.

26.  Intent

a.             The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Purchased Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

b.             It is understood that either party’s right to liquidate Purchased Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

c.             The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

d.             It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

e.             This Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 555 and Section 559 under the Bankruptcy Code.

27.  Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

a.             in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the SIPA do not protect the other party with respect to any Transaction hereunder;

b.             in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

c.             in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

28.  Power of Attorney

Each Seller hereby authorizes Administrative Agent to file such financing statement or statements relating to the Repurchase Assets without Sellers’ signature thereon as Administrative Agent, at its option, may deem appropriate.  Each Seller hereby appoints Administrative Agent as Sellers’ agent and attorney-in-fact to execute any such financing statement or statements in Sellers’ name and to perform all other acts which Administrative Agent deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Repurchase Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of Sellers as its agent and attorney-in-fact.  This agency and power of attorney is coupled with an interest and is irrevocable without Administrative Agent’s consent.  Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder. Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 28.

29.  Buyers and Administrative Agent May Act Through Affiliates

Buyers and Administrative Agent may, from time to time, designate one or more affiliates for the purpose of performing any action hereunder.

30.  Indemnification; Obligations

a.             Each Seller agrees to hold Buyer, Administrative Agent and each of their respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request, Purchase Confirmation, any Program Agreement or any transaction contemplated hereby or thereby resulting from anything other than the Indemnified Party’s gross negligence or willful misconduct.  Each Seller also agrees to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request, Purchase Confirmation and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel.  Each Seller’s agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement.  Each Seller hereby acknowledges that its obligations hereunder are recourse obligations of such Seller and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Mortgage Loans.  Each Seller also agrees not to assert any claim against Buyers, Administrative Agent or any of their Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby.  THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

b.             Without limitation to the provisions of Section 4, if any payment of the Repurchase Price of any Transaction is made by Sellers other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 16 or for any other reason, Sellers shall, upon demand by Administrative Agent, pay to Administrative Agent an amount sufficient to compensate Buyers or Administrative Agent for any losses, costs or expenses that it may reasonably incur as of a result of such payment.

c.             Without limiting the provisions of Section 30(a) hereof, if Sellers fail to pay when due any costs, expenses or other amounts payable by them under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Sellers by Administrative Agent, in its sole discretion.

31.  Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

32.  Confidentiality

This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyers, Administrative Agent and Agent and shall be held by Sellers in strict confidence and shall not be disclosed to any third party without the written consent of Buyers and Administrative Agent except for (i) disclosure to Sellers’ direct and indirect Affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, (ii)  disclosure required by law, rule, regulation or order of a court or other regulatory body including, without limitation, the SEC, (iii) disclosure to Persons performing due diligence investigations of Sellers in connection with merger or acquisition transactions or in connection with any initial public offering involving the Sellers or their Affiliates, or (iv) disclosure in connection with any initial public offering involving the Sellers or their Affiliates only with respect to (a) the existence of this Repurchase Agreement, (b) the Maximum Aggregate Purchase Price, (c) the range or average of the calculation of the Purchase Price or Price Differential, (d) the restrictive covenants set forth in Section 14, (e) the sub-limits related to Wet-Ink Mortgage Loans, (f) the Termination Date, (g) the date of this Agreement and (h) the aggregate Purchase Price of outstanding Transactions as of a certain date, or (v) disclosure to Sellers’ current and prospective warehouse lenders; and provided that, in no event shall either Seller disclose to any current or prospective warehouse lenders any other terms other than those referred to in (iv)(a), (b) and (d) above, including without limitation, any information with respect to the calculation of the Purchase Price, Price Differential or any fees, without the express written consent of Administrative or as is otherwise permitted pursuant to this Section 32.  Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Sellers may not disclose the name of or identifying information with respect to Buyers, Administrative Agent or Agent or any pricing terms (including, without limitation, the Pricing Rate, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyers and Administrative Agent.

33.  Recording of Communications

Buyers, Administrative Agent and Sellers shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions.  Buyers, Administrative Agent and Sellers consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings.  The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.

34.  Reserved

35.  No Proceedings; Waiver of Setoff

Each of the Administrative Agent, the Buyers and Sellers hereby agrees that it will not institute against, or join any other Person in instituting against any Buyer, any proceedings of the type referred to in the definition of “Act of Insolvency” hereunder until one year and one day shall have elapsed since the last day on which any Commercial Paper remains outstanding.

Each of the Administrative Agent, the Sellers, the Servicer, and the Buyers hereby waive any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Buyer or its assets.

36.  Periodic Due Diligence Review

Each Seller acknowledges that Buyers and Administrative Agent have the right to perform continuing due diligence reviews with respect to the Sellers and the Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and each Seller agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to Sellers, Buyers, Administrative Agent or their authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of Sellers and/or the Custodian.  Sellers also shall make available to Buyers and Administrative Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans.  Without limiting the generality of the foregoing, each Seller acknowledges that Buyers may purchase Mortgage Loans from Sellers based solely upon the information provided by Sellers to Buyers and Administrative Agent in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyers and Administrative Agent, at their option, have the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering Broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan.  Buyers may underwrite such Mortgage Loans themselves or engage a mutually agreed upon third party underwriter to perform such underwriting.  Each Seller agrees to cooperate with Buyers, Administrative Agent and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyers, Administrative Agent and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Sellers.  Each Seller further agrees that Sellers shall pay all out-of-pocket costs and expenses incurred by Buyers and Administrative Agent in connection with Buyers’ or Administrative Agent’s activities pursuant to this Section 36 (“Due Diligence Costs”).

37.  Authorizations

Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Sellers, Buyers or Administrative Agent, as the case may be, under this Agreement.

38.  Acknowledgement Of Anti-Predatory Lending Policies

Buyers have in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

39.  Documents Mutually Drafted

The Sellers, the Buyers and the Administrative Agent agree that this Agreement each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

40.  General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

a.             the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

b.             accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

c.             references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

d.             a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

e.             the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

f.              the term “include” or “including” shall mean without limitation by reason of enumeration; and

g.             all times specified herein or in any other Program Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated.

41.  The Administrative Agent

a.             Appointment.  Each Buyer hereby irrevocably designates and appoints the Administrative Agent as the Administrative Agent of such Buyer under this Agreement and the other Program Agreements, and each such Buyer irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Program Agreements and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Program Agreements, together with such other powers as are reasonably incidental thereto including, without limitation, all discretionary and ministerial rights of the Buyer hereunder.  The signature of the Administrative Agent, delivered pursuant to this Agreement, shall be binding on the Buyers hereunder and shall have the same effect as if signed by the Buyers hereunder.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities to any Buyer, except those expressly set forth herein, or any fiduciary relationship with any Buyer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Program Agreement or otherwise exist by any Buyer against the Administrative Agent.  The designation and appointment of the Administrative Agent shall not release any Buyer from its obligations under this Agreement.

b.             Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Program Agreements by or through agents or attorneys-in- fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence to misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

c.             Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Program Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Buyers for any recitals statements, representations or warranties made by the Sellers or any officer thereof contained in this Agreement or any other Program Agreement or in any certificate, report, statements or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Program Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Program Agreement or for any failure of the Sellers to perform their obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Buyer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Program Agreement, or to inspect the properties, books or records of the Sellers.  The parties expressly acknowledge that (a) Administrative Agent’s obligations under the Agreement shall not include a guarantee of performance by its Principal or Principals and (b) the other party’s remedies shall not include a right of setoff in respect of rights or obligations, if any, of Administrative Agent arising in other transactions in which Administrative Agent is acting as principal.

d.             Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Transaction Request, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Sellers or any other party to this Agreement), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Program Agreement unless it shall first receive such advice or concurrence of the Required Committed Buyers as it deems appropriate or it shall first be indemnified to its satisfaction by the Buyers against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Program Agreement in accordance with a request of Required Committed Buyers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Buyers and all future holders of the Purchased Mortgage Loans.

e.             Notices.  Any (i) notices, requests, confirmations, Mortgage Loan Schedules, Trust Receipts, Income, cash or additional Mortgage Loans to be received by any Buyer and (ii) judgments, approvals, agreements, determinations or notices to be made by any Buyer under this Agreement shall be delivered to and made by the Administrative Agent.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder unless the Administrative Agent has received notice from a Buyer or the Sellers referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Buyers.  The Administrative Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Required Committed Buyers; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Buyers.  The Administrative Agent shall provide to the Buyers, on each Business Day, the rate of the Pricing Differential and, not later than the opening of business on the Business Day following the receipt thereof by the Administrative Agent, a copy of the most recent margin base report.

f.              Non-Reliance on Administrative Agent and Other Buyers.  Each Buyer expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to its and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Sellers, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Buyer.  Each Buyer represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Buyer, and based on such documents and information as it deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Sellers and made its own decision to enter into Transactions and purchase its Interests hereunder and enter into this Agreement.  Each Buyer also represents that it will, independently and without reliance upon the Administrative Agent or any other Buyer, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Program Agreements, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other conditions and creditworthiness of the Sellers.  Except for notices, reports and other documents expressly required to be furnished to the Buyers by the Administrative Agent hereunder or other under the other Program Agreement, the Administrative Agent shall not have any duty or responsibility to provide any Buyer with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Sellers which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents attorneys-in-fact or Affiliates.

g.             Indemnification.  The Buyers agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Sellers and without limiting or expanding the obligation of the Sellers to do so), ratably according to their respective Participation Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Repurchase Price) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, this Agreement, any of the other Program Agreements or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Buyer shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Repurchase Prices and all other amounts payable hereunder.

h.             Administrative Agent in Its Individual Capacity.  The Administrative Agent and its Affiliates may purchase assets from, make loans to, accept deposits from and generally engage in any kind of business with the Sellers as though the Administrative Agent were not the Administrative Agent hereunder and under the other Program Agreements.  With respect to the Transactions entered into by it and the Interests purchased made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Program Agreements as any Buyer and may exercise the same as though it were not the Administrative Agent, and the terms “Buyer” and “Buyers” shall include the Administrative Agent in its individual capacity.

i.              Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Buyers.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Program Agreements, then the Required Committed Buyers shall appoint from among the Buyers a successor Administrative Agent for the Buyers, which successor Administrative Agent shall be approved by the Sellers (unless an Event of Default has occurred and is continuing), and any such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor

Administrative Agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Purchased Mortgage Loans or the Interests.  If no successor Administrative Agent has been appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving notice of its resignation, then the retiring Administrative Agent, on behalf of the Buyers, may appoint a Administrative Agent which shall be a Buyer or a commercial bank organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $100,000,000 and which shall (unless and Event of Default has occurred and is continuing) be reasonably acceptable to the Sellers.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations, under this Agreement and the other Program Agreements.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 36 shall inure to the benefit as to any actions taken or omitted to be taken by it while it was Buyer under this Agreement and the other Program Agreements.

j.              Rights and Obligations of Sellers Not Affected.  It is understood that the provisions of this Section 36 are intended to control the relationship between the Administrative Agent on the one hand and Buyers on the other hand, and nothing set forth herein shall be deemed to diminish or add to any rights of Sellers hereunder or to impose additional obligations on Sellers, except that any dealings by the Sellers with the Administrative Agent shall be deemed to satisfy such requirement to deal with the Buyer hereunder.

k.             Action Upon Certain Events.  To the extent the Administrative Agent is entitled to consent to or withhold its consent of any waiver or amendment of this Agreement or other Program Agreements in accordance with the terms hereof or thereof or otherwise take action upon the occurrence of an Event of Default, the Administrative Agent shall (i) give prompt notice to the Buyers of any such waiver, amendment, Event of Default of which it is aware and (ii) take such action with respect to such waiver, amendment, Event of Default as shall be directed by the Required Committed Buyers.

l.              Additional Representations.  Administrative Agent hereby makes the following representations, which shall continue during the term of any Transaction:  Each Principal has duly authorized Administrative Agent to execute and deliver the Agreement on its behalf, has the power to so authorize Administrative Agent and to enter into the Transactions contemplated by the Agreement and to perform the obligations of Sellers or Buyers, as the case may be, under such Transactions, and has taken all necessary action to authorize such execution and delivery by Administrative Agent and such performance by it.

m.            Identification of Principals.  Administrative Agent agrees (a) to provide the other party, prior to the date on which the parties agree to enter into any Transaction under the Agreement, with a written list of Principals for which it intends to act as Administrative Agent (which list may be amended in writing from time to time with the consent of the other party), and (b) to provide the other party, before the close of business on the next business day after orally agreeing to enter into a Transaction, with notice of the specific Principal or Principals for whom it is acting in connection with such Transaction.  If (i) Administrative Agent fails to identify such Principal or Principals prior to the close of business on such next business day or (ii) the other party shall determine in its sole discretion that any Principal or Principals identified by Administrative Agent are not acceptable to it, the other party may reject and rescind any Transaction with such Principal or Principals, return to Administrative Agent any Purchased Mortgage Loan or portion of the Purchase Price, as the case may be, previously transferred to the other party and refuse any further performance under such Transaction, and Administrative Agent shall immediately return to the other party any portion of the Purchase Price or Purchased Mortgage Loans, as the case may be, previously transferred to Administrative Agent in connection with such Transaction; provided, however, that (A) the other party shall promptly (and in any event within one business day) notify Administrative Agent of its determination to reject and rescind such Transaction and (B) to the extent that any performance was rendered by any party under any Transaction rejected by the other party, such party shall remain entitled to any Price Differential or other amounts that would have been payable to it with respect to such performance if such Transaction had not been rejected.  The other party acknowledges that Administrative Agent shall not have any obligation to provide it with confidential information regarding the financial status of its Principals; Administrative Agent agrees, however, that it will assist the other party in obtaining from Administrative Agent’s Principals such information regarding the financial status of such Principals as the other party may reasonably request.

n.             Multiple Principals.

(a)                                  In the event that Administrative Agent proposes to act for more than one Principal hereunder, Administrative Agent and the other party shall elect whether (i) to treat Transactions under the Agreement as transactions entered into on behalf of separate Principals or (ii) to aggregate such Transactions as if they were transactions by a single Principal.  Failure to make such an election in writing shall be deemed an election to treat Transactions under the Agreement as transactions on behalf of separate Principals.

(b)                                 In the event that Administrative Agent and the other party elect (or are deemed to elect) to treat Transactions under the Agreement as transactions on behalf of separate Principals, the parties agree that (i) Administrative Agent will provide the other party, together with the notice described in clause (b) of Subsection m of this Section 41, notice specifying the portion of each Transaction allocable to the account of each of the Principals for which it is acting (to the extent that any such Transaction is allocable to the account of more than one Principal); (ii) the portion of any individual Transaction allocable to each Principal shall be deemed a separate Transaction under the Agreement; (iii) the margin maintenance obligations of Sellers under Section 6(a) of the Agreement shall be determined on a Transaction-by-Transaction basis (unless the parties agree to determine such obligations on a Principal-by-Principal basis); and (iv) Buyers’ and Sellers’ remedies under the Agreement upon the occurrence of an Event of Default shall be determined as if Administrative Agent had entered into a separate Agreement with the other party on behalf of each of its Principals.

(c)                                  In the event that Administrative Agent and the other party elect to treat Transactions under the Agreement as if they were transactions by a single Principal, the parties agree that (i) Administrative Agent’s notice under clause (b) of Subsection m of this Section 41 need only identify the names of its Principals but not the portion of each Transaction allocable to each Principal’s account; (ii) the margin maintenance obligations of Sellers under Section 6(a) of the Agreement shall, subject to any greater requirement imposed by applicable law, be determined on an aggregate basis for all Transactions entered into by Administrative Agent on behalf of any Principal; and (iii) Buyers’ and Sellers’ remedies upon the occurrence of an Event of Default shall be determined as if all Principals were a single Seller or Buyer, as the case may be.

(d)                                 Notwithstanding any other provision of the Agreement, the parties agree that any Transactions by Administrative Agent on behalf of an employee benefit plan under ERISA shall be treated as Transactions on behalf of separate Principals in accordance with Subsection n(b) of this Section 41 (and all margin maintenance obligations of the parties shall be determined on a Transaction-by-Transaction basis).

o.             Interpretation of Terms.  All references to “Seller” or “Buyer”, as the case may be, in the Agreement shall, subject to the provisions of this Section 41 (including, among other provisions, the limitations on Administrative Agent’s liability in Subsection c of this Section 41), be construed to reflect that (i) each Principal shall have, in connection with any Transaction or Transactions entered into by Administrative Agent on its behalf, the rights, responsibilities, privileges and obligations of a “Seller” or “Buyer”, as the case may be, directly entering into such Transaction or Transactions with the other party under the Agreement, and (ii) Administrative Agent’s Principal or Principals have designated Administrative Agent as their sole agent for performance of Sellers’ obligations to Buyers or Buyers’ obligations to Sellers, as the case may be, and for receipt of performance by Buyers of their obligations to Sellers or Sellers of its obligations to Buyers, as the case may be, in connection with any Transaction or Transactions under the Agreement (including, among other things, as Administrative Agent for each Principal in connection with transfers of Securities, cash or other property and as agent for giving and receiving all notices under the Agreement).  Both Administrative Agent and its Principal or Principals shall be deemed “parties” to the Agreement and all references to a “party” or “either party” in the Agreement shall be deemed revised accordingly.

42.  Wire Instructions

a.             Any amounts to be transferred by the Buyers or the Administrative Agent to Sellers hereunder shall be sent by wire transfer in immediately available finds to the account of Sellers at:

JPMorgan Chase Bank, National Association
ABA# 021000021
Account # 00113326327

Account Name: FIC Operating Account

b.             Any amounts to be transferred by Sellers to the Administrative Agent (for the account of the Buyers) hereunder shall be sent by wire transfer in immediately available funds to the account of the Administrative Agent at:

Bank of New York
ABA#  021-000-018
Account # 890-038-7025
Account Name:  Alpine Securitization Corp.

c.             Any amounts to be transferred by the Administrative Agent to the Buyers hereunder shall be sent by wire transfer in immediately available funds to the account of the applicable Buyers at:

Bank of New York
ABA#  021-000-018
Account # 890-038-7025
Account Name:  Alpine Securitization Corp.

d.             Amounts received after 2:00 p.m., New York City time, on any Business Day shall be deemed to have been paid and received on the next succeeding Business Day.

43.  Joint and Several

Sellers, Administrative Agent and Buyers hereby acknowledge and agree that the Sellers are each jointly and severally liable to Buyers and Administrative Agent for all of their respective obligations hereunder.

44.  Amendments and Waivers

Neither this Agreement nor any other Program Agreement, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 44.  The Required Committed Buyers may, or with the written consent of the Required Committed Buyers, the Administrative Agent, may, from time to time (i) enter into with Sellers written amendments, supplements or modifications hereto and to the other Program Agreements for the purpose of adding any provisions to this Agreement or the other Program Agreements or changing in any manner the rights of Buyers or of Sellers hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Committed Buyers or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Program Agreements or any Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled Repurchase Date or of any installment thereof, or reduce the stated rate of any Price Differential or any fee payable hereunder or extend the scheduled date of any payment thereof, or modify or increase the types of Mortgage Loans eligible for a Transaction hereunder, in each case without the consent of each Buyer affected thereby, or (ii) amend, modify or waive any provision of this Section 44 or amend the definitions of “Pricing Rate”, “Purchase Price Percentage”, “Asset Value”, or reduce the percentage specified in the definition of Required Committed Buyers, or consent to the assignment or transfer by the Sellers of any of their rights and obligations under this Agreement and the other Program Agreement, or release or subordinate the interests of the Administrative Agent or any Buyer in the Purchased Mortgage Loans, in each case without the written consent of all the Buyers.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Buyers and shall be binding upon Sellers, the Buyers, the Administrative Agent and all future holders of Purchased Mortgage Loans and the Interests.  In the case of any waiver, Sellers, the Buyers, and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Program Agreements, and any Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has caused its name to be signed hereto by its respective officers thereunto duly authorized as of the date first above written.

FIELDSTONE MORTGAGE COMPANY,
as Seller

By:
Name:
Title:

FIELDSTONE INVESTMENT CORPORATION,
as Seller

By:
Name:
Title:

CREDIT SUISSE, NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

The Alpine Lending Group:

ALPINE SECURITIZATION CORP.,
as a Conduit Buyer

By:
Name:
Title:

By:
Name:
Title:

CREDIT SUISSE, NEW YORK BRANCH, individually and as a Committed Buyer

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASED MORTGAGE LOANS

With respect to those representations and warranties which are made to the best of each Seller’s knowledge, if it is discovered by the Sellers, the Buyers or the Administrative Agent that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Mortgage Loan or the interest of the Buyers, notwithstanding the Sellers’ lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a)           Payments Current.  No payment required under the Mortgage Loan is delinquent more than 30 days nor has any payment under the Mortgage Loan been delinquent more than 30 days at any time since the origination of the Mortgage Loan.  The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note.

(b)           No Outstanding Charges.  All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid.  Neither Sellers nor the Qualified Originator from which Sellers acquired the Mortgage Loan has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest thereunder.

(c)           Original Terms Unmodified.  The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of Buyers, and which has been delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule.  The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required, and its terms are reflected on the Mortgage Loan Schedule.  No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule.

(d)           No Defenses.  The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect

1-1

thereto, and to the best of Sellers’ knowledge, since the date of origination of the Mortgage Loan, the Mortgaged Property has not been subject to any bankruptcy proceeding or foreclosure proceeding and the Mortgagor has not filed for protection under applicable bankruptcy laws.  Seller has no knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

(e)           Hazard Insurance.  The Mortgage Loan obligates the Mortgagor thereunder to maintain a hazard insurance policy issued by a Qualified Insurer (“hazard insurance”) in an amount at least equal to the lesser of (i) the amount necessary to fully compensate for any damage or loss to the improvements which are part of such Mortgaged Property on a replacement cost basis and (ii) the outstanding principal balance of the Mortgage Loan, in either case in an amount sufficient to avoid the application of any “co-insurance provisions and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines”, and, if it was in place at origination of the Mortgage Loan, flood insurance, at the Mortgagor’s cost and expense.  If the Mortgaged Property is in an area identified by any federal Governmental Authority in the Federal Register as having special flood hazards, a flood insurance policy is in effect which met the requirements of Federal Emergency Management Agency at the time such policy was issued.  The Mortgage obligates the Mortgagor to maintain the hazard insurance and, if applicable, flood insurance policy at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor.  The Mortgaged Property is covered by hazard insurance.  The Hazard Insurance policies contain a standard mortgagee clause naming the applicable Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee.  No such notice has been received by Sellers.  All premiums on such insurance policy have been paid.  Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development.  The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect.  The applicable Seller has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Sellers.

(f)            Compliance with Applicable Laws.  Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyers or Administrative Agent, and shall deliver to Administrative Agent, upon demand, evidence of compliance with all such requirements.

1-2

(g)           No Satisfaction of Mortgage.  The Mortgage has not been satisfied, canceled, subordinated (except in the case of a Second Lien Mortgage Loan, to the first Mortgage Loan) or rescinded, in whole or in part (except for a release that does not materially impair the security of the Mortgage Loan or a release the effect of which is reflected in the loan-to-value ratio for the Mortgage Loan as set forth in the Mortgage Loan Schedule), and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission.  The applicable Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

(h)           Location and Type of Mortgaged Property.  The Mortgaged Property is located in an Acceptable State as identified in the Mortgage Loan Schedule and consists of either (i) a single parcel of real property or (ii) more than one parcel of real property (as determined for tax purposes only) which parcels are contiguous and are subject to a single deed or title, in each case, with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise condominium project, or an individual unit in a planned unit development or a de minimis planned unit development; provided, however, that any condominium unit or planned unit development shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings or shall conform to underwriting guidelines acceptable to Administrative Agent in its sole discretion and that no residence or dwelling is a mobile home.  No portion of the Mortgaged Property is used for commercial purposes; provided, that, the Mortgaged Property may be a mixed use property if such Mortgaged Property conforms to underwriting guidelines acceptable to Administrative Agent in its sole discretion.

(i)            Valid First or Second Lien.  The related Mortgage is a valid, subsisting, enforceable and perfected (a) with respect to each first lien Mortgage Loan, first priority lien and first priority security interest, or (b) with respect to each Second Lien Mortgage Loan, second priority lien and second priority security interest, in each case, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing.  The lien of the Mortgage is subject only to:

(1)           the lien of current real property taxes and assessments not yet due and payable;

(2)           covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in Buyer’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

1-3

(3)           other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property;

(4)           with respect to each Mortgage Loan which is a Second Lien Mortgage Loan a first lien on the Mortgaged Property; and

(5)           in the case of a Mortgaged Property that is a condominium or an individual unit in a planned unit development, liens for common charges permitted by statute.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable (i) with respect to each first lien Mortgage Loan, first priority lien and first priority security interest, or (ii) with respect to each Second Lien Mortgage Loan, second priority lien and second priority security interest, in each case, on the property described therein and Seller has full right to pledge and assign the same to Buyers.

(j)            Validity of Mortgage Documents.  The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).  All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties.

(k)           Full Disbursement of Proceeds.  There is no further requirement for future advances under the Mortgage Loan, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with.  All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

(l)            Ownership.  The applicable Seller is the sole owner of record and holder of the Mortgage Loan.  The Mortgage Loan is not assigned or pledged except as provided in this Agreement and Sellers have good and marketable title thereto, and have full right to pledge and assign the Mortgage Loan to Buyers or their designees free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Agreement.

(m)          Doing Business.  All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable

1-4

licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state; provided, if a warehouse lender that was the assignee of the Mortgage Loans was not authorized to do business in the jurisdiction where the Mortgaged Property is located, the applicable Seller represents and warrants that the financing of the Mortgage Loan and the holding of an interest in the Mortgage Loan by the warehouse lender did not constitute doing business in that jurisdiction.

(n)           Title Insurance.  The Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the related Seller, its successors and assigns, as to the first or second priority lien of the Mortgage, as applicable, in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (1), (2) and (3) and, with respect to Second Lien Mortgage Loans, clause (4) of paragraph (i) of this Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The related Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including the related Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by the related Seller.

(o)           No Event of Defaults.  There is no material default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, and neither any Seller nor its predecessors have waived any default, breach, violation or event of acceleration.

1-5

(p)           No Mechanics’ Liens.  To the best of any Seller’s knowledge, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

(q)           Location of Improvements; No Encroachments.  Except as may be expressly noted and considered in the appraisal of the Mortgaged Property, all improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property unless there exists in the Mortgage File a title policy with endorsements which insure against losses sustained by the insured as a result of such encroachments.  No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

(r)            Origination; Payment Terms.  The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority.  Principal and/or interest payments on the Mortgage Loan commenced no more than 60 days after funds were disbursed in connection with the Mortgage Loan.  With respect to adjustable rate Mortgage Loans, the Mortgage Interest Rate is adjusted on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Interest Rate Cap.  The Mortgage Note is payable on the first day of each month in equal monthly installments of principal and/or interest (subject to an “interest only” period in the case of Interest Only Loans), which installments of interest (a) with respect to adjustable rate Mortgage Loans are subject to change on the Interest Rate Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date and (b) with respect to Interest Only Loans are subject to change on the Interest Only Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Only Adjustment Date, in both cases with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization.  The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note.

(s)           Customary Provisions.  The Mortgage Note has a stated maturity.  The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure.  Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property.  There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.  The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae.

1-6

(t)            Occupancy of the Mortgaged Property.  To the best of any Seller’s knowledge, as of the Purchase Date (i) the Mortgaged Property is lawfully occupied under applicable law and (ii) all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.  Neither Seller has received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be.  With respect to any Mortgage Loan originated with an “owner-occupied” Mortgaged property, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence.

(u)           No Additional Collateral.  The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (i) above.

(v)           Deeds of Trust.  In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Custodian or Buyers to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(w)          Transfer of Mortgage Loans.  Except with respect to Mortgage Loans intended for purchase by Ginnie Mae and for Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(x)            Due-On-Sale.  Except with respect to Mortgage Loans intended for purchase by Ginnie Mae, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(y)           No Buydown Provisions; No Graduated Payments or Contingent Interests.  Except with respect to Agency Mortgage Loans, the Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the applicable Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision.  The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(z)            Consolidation of Future Advances.  Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.  The lien of the Mortgage securing the

1-7

consolidated principal amount is expressly insured as having first or second lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac.  The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(aa)         No Condemnation Proceeding.  To the best of any Seller’s knowledge, there is no proceeding pending for the total or partial condemnation and no eminent domain proceedings pending affecting any Mortgaged Property.

(bb)         Collection Practices; Escrow Deposits; Interest Rate Adjustments.  The origination and collection practices used by the originator, each servicer of the Mortgage Loan and the applicable Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.  With respect to escrow deposits and Escrow Payments, (other than with respect to each Second Lien Mortgage Loan and for which the mortgagee under the first lien is collecting Escrow Payments) all such payments are in the possession of, or under the control of, the applicable Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.  All Escrow Payments have been collected in full compliance with state and federal law.  If an escrow of funds has been established, it is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable.  No escrow deposits or Escrow Payments or other charges or payments due the applicable Seller have been capitalized under the Mortgage or the Mortgage Note.  All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note.  Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

(cc)         Conversion to Fixed Interest Rate.  Except (i) as allowed by Fannie Mae or Freddie Mac, (ii) as would be allowed by Fannie Mae or Freddie Mac but for limits by such Agencies on loan amounts, or (iii) or otherwise as expressly approved in writing by Administrative Agent, with respect to adjustable rate Mortgage Loans, the Mortgage Loan is not convertible to a fixed interest rate Mortgage Loan.

(dd)         Other Insurance Policies.  No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage.  In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the applicable Seller or by any officer, director, or employee of Seller or any designee of Seller or any corporation in which Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.

(ee)         Servicemembers Civil Relief Act.  The Mortgagor has not notified the applicable Seller, and such Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

1-8

(ff)           Appraisal.  The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the funding of the Mortgage Loan, duly appointed by the related Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

(gg)         Disclosure Materials.  The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and the applicable Seller maintains such statement in the Mortgage File.

(hh)         Construction or Rehabilitation of Mortgaged Property.  No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(ii)           Capitalization of Interest.  The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(jj)           No Equity Participation.  No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property.  The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the applicable Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(kk)         No Defense to Insurance Coverage.  No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to the applicable Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the applicable Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.

(ll)           Proceeds of Mortgage Loan.  The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to the applicable Seller or any Affiliate or correspondent of Seller, except in connection with a refinanced Mortgage Loan; provided, however, that no such refinanced

1-9

Mortgage Loan shall have been originated pursuant to a streamlined mortgage loan refinancing program.

(mm)       Origination Date.  Unless otherwise approved by the Administrative Agent in writing, the origination date is no earlier than thirty (30) days prior to the related Purchase Date.

(nn)         Mortgage Submitted for Recordation.  The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(oo)         Documents Genuine.  To the best of any Seller’s knowledge, such Purchased Mortgage Loan and all accompanying collateral documents are complete and authentic and all signatures thereon are genuine.  Such Purchased Mortgage Loan is a “closed” loan fully funded by the applicable Seller and held in the applicable Seller’s name.

(pp)         Bona Fide Loan.  Such Purchased Mortgage Loan arose from a bona fide loan, complying with all applicable State and Federal laws and regulations, to persons having legal capacity to contract and is not subject to any defense, set-off or counterclaim.

(qq)         Other Encumbrances.  To the best of any Seller’s knowledge, any property subject to any security interest given in connection with such Purchased Mortgage Loan is not subject to any other encumbrances other than a stated first mortgage, if applicable, and encumbrances which may be allowed under the Underwriting Guidelines.

(rr)           Description.  Each Purchased Mortgage Loan conforms to the description thereof as set forth on the related Mortgage Loan Schedule delivered to the Custodian and Administrative Agent.

(ss)         Located in U.S.  No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Purchased Mortgage Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia.

(tt)           Underwriting Guidelines.  Each Purchased Mortgage Loan has been originated in accordance with the Underwriting Guidelines (including all supplements or amendments thereto) previously provided to Administrative Agent.

(uu)         Aging.  Such Purchased Mortgage Loan has not been subject to a Transaction hereunder for more than 180 days.

(vv)         Primary Mortgage Guaranty Insurance.  Each Mortgage Loan is insured as to payment defaults by a policy of primary mortgage guaranty insurance in the amount required where applicable, and by an insurer approved, by the applicable Take-out Investor, if applicable, and all provisions of such primary mortgage guaranty insurance have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid.  Each Mortgage Loan which is represented to Administrative Agent to have, or to be eligible for, FHA insurance is insured, or eligible to be insured, pursuant to the National Housing

1-10

Act.  Each Mortgage Loan which is represented by Sellers to be guaranteed, or to be eligible for guaranty, by the VA is guaranteed, or eligible to be guaranteed, under the provisions of Chapter 37 of Title 38 of the United States Code.  As to each FHA insurance certificate or each VA guaranty certificate, Sellers have complied with applicable provisions of the insurance for guaranty contract and federal statutes and regulations, all premiums or other charges due in connection with such insurance or guarantee have been paid, there has been no act or omission which would or may invalidate any such insurance or guaranty, and the insurance or guaranty is, or when issued, will be, in full force and effect with respect to each Mortgage Loan.  There are no defenses, counterclaims, or rights of setoff affecting the Mortgage Loans or affecting the validity or enforceability of any private mortgage insurance or FHA insurance applicable to the Mortgage Loans or any VA guaranty with respect to the Mortgage Loans.

(ww)       Predatory Lending Regulations; High Cost Loans.  None of the Mortgage Loans are classified as a High Cost Mortgage Loan.

(xx)          Wet-Ink Mortgage Loans.  With respect to each Mortgage Loan that is a Wet-Ink Mortgage Loan, the Settlement Agent has been instructed in writing by Sellers to hold the related Mortgage Loan Documents as agent and bailee for Buyers or Buyers’ agent and to promptly forward such Mortgage Loan Documents in accordance with the provisions of the Custodial Agreement and the Escrow Instruction Letter.

(yy)         FHA Mortgage Insurance; VA Loan Guaranty.  With respect to the FHA Loans, the FHA Mortgage Insurance Contract is in full force and effect and there exists no impairment to full recovery without indemnity to the Department of Housing and Urban Development or the FHA under FHA Mortgage Insurance.  With respect to the VA Loans, the VA Loan Guaranty Agreement is in full force and effect to the maximum extent stated therein.  All necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each of such is the binding, valid and enforceable obligation of the FHA and the VA, respectively, to the full extent thereof, without surcharge, set-off or defense.  Each FHA Loan and VA Loan was originated in accordance with the criteria of an Agency for purchase of such Mortgage Loans.

1-11